SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ON Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keith D. Jackson
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation (“We” or the “Company”) will be held at the Embassy Suites located at 1515 North 44th Street, Phoenix, AZ 85008 on Wednesday, May 21, 2003 at 9:30 A.M., local time, for the following purposes:

1.	To elect three Class I Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2006 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification;

2.	To approve an amendment of the 2000 Stock Incentive Plan to (A) increase the number of shares of our common stock issuable thereunder: (i) by 2% of the total outstanding number of shares of common stock effective as of January 1, 2004; (ii) by an additional 1.8% of the total number of outstanding shares of common stock effective as of January 1, 2005; and (iii) by an additional 1.6% of the total number of outstanding shares of common stock effective as of January 1, 2006; and (B) increase the maximum number of shares of common stock underlying options that may be granted to any participant in one fiscal year from 1,000,000 to 2,500,000 shares;

3.	To approve a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants to audit our consolidated financial statements for the current year; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 26, 2003, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, AZ 85008 between the hours of 8:30 A.M. and 5:00 P.M., local time, each weekday. Such list will also be available at the Annual Meeting.

Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

Sincerely yours,

April 7, 2003

IMPORTANT NOTICE

PLEASE VOTE YOUR SHARES PROMPTLY

PROXY STATEMENT
MANAGEMENT PROPOSALS
PROPOSAL 1 ELECTION OF DIRECTORS
Class I -- Nominees for Terms Expiring in 2006
Class II -- Terms Expiring in 2004
Class III -- Nominees for Terms Expiring in 2005
PROPOSAL 2 AMENDMENT OF 2000 STOCK INCENTIVE PLAN
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
THE BOARD OF DIRECTORS
Committees of the Board
Board Committee Membership
Compensation of Directors
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Retirement Plan
Employment, Severance, and Change in Control Agreements and Arrangements
COMPENSATION COMMITTEE REPORT
Compensation Philosophy and Guiding Principles
Compensation Programs and Process
The Chief Executive Officer’s Compensation
Compliance with Internal Revenue Code Section 162(m)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH -- STOCK PRICE PERFORMANCE
AUDIT COMMITTEE REPORT
AUDIT AND RELATED FEES
PRINCIPAL STOCKHOLDERS
SHARE OWNERSHIP OF DIRECTORS AND OFFICERS
RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) REPORTING COMPLIANCE
MISCELLANEOUS INFORMATION
Solicitation of Proxies
Annual Report/Form 10-K
Other Business
Stockholder Nominations and Proposals
APPENDICES
Appendix A
Appendix B

Notice of Annual Meeting of Stockholders
Proxy Statement	1
Management Proposals	2
Proposal 1 — Election of Directors	2
Class I — Nominees for Terms Expiring in 2006	2
Class II — Terms Expiring in 2004	3
Class III — Terms Expiring in 2005	4
Proposal 2 — Amendment to 2000 Stock Incentive Plan to Increase Shares Available for Issuance and Increase the Annual Grant Limit to any Participant from 1,000,000 to 2,500,000	5
Proposal 3 — Ratification of Appointment of Independent Accountants	9
The Board of Directors	10
Committees of the Board	10
Board Committee Membership	11
Compensation of Directors	11
Compensation of Executive Officers	12
Summary Compensation Table	12
Option Grants in Last Fiscal Year	14
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values	14
Retirement Plan	15
Employment, Severance, and Change In Control Agreements and Arrangements	15
Compensation Committee Report	19
Compensation Philosophy and Guiding Principles	19
Compensation Programs and Process	19
The Chief Executive Officer’s Compensation	20
Compliance with Internal Revenue Code Section 162(m)	21
Compensation Committee Interlocks and Insider Participation	22
Performance Graph — Stock Price Performance	23
Audit Committee Report	24
Audit and Related Fees	24
Principal Stockholders	25
Share Ownership of Directors and Officers	26
Relationships and Related Transactions	27
Section 16(a) Reporting Compliance	30
Miscellaneous Information	30
Solicitation of Proxies	30
Annual Report/ Form 10-K	30
Other Business	30
Stockholder Nominations and Proposals	30
Appendices
Appendix A — 2000 Stock Incentive Plan	A-1
Appendix B — Audit Committee Charter	B-1

i

ON SEMICONDUCTOR CORPORATION

5005 E. McDowell Road
Phoenix, Arizona 85008

PROXY STATEMENT

       This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation of proxies to be used at its Annual Meeting of Stockholders to be held on Wednesday, May 21, 2003 at 9:30 A.M., local time at the Embassy Suites located at 1515 North 44th Street, Phoenix, AZ 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 9, 2003.

      Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares via mail as more fully described in the proxy card. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:

1. Election of three Class I Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2006 or until his successor has been duly elected and qualified, or until the earlier of his resignation, removal or disqualification;

2. Approval of an amendment of the 2000 Stock Incentive Plan to (A) increase the number of shares of our common stock issuable thereunder: (i) by 2% of the total outstanding number of shares of common stock effective as of January 1, 2004; (ii) by an additional 1.8% of the total number of outstanding shares of common stock effective as of January 1, 2005; and (iii) by an additional 1.6% of the total number of outstanding shares of common stock effective as of January 1, 2006; and (B) increase the maximum number of shares of common stock underlying options that may be granted to any participant in one fiscal year from 1,000,000 to 2,500,000 shares; and

3. Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants to audit our consolidated financial statements for the current year.

      If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

      The Board has fixed the close of business on March 26, 2003, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 176,448,234 shares of our common stock and 10,000 shares of our Series A cumulative convertible redeemable preferred stock (“Series A preferred stock”) outstanding. Holders of common stock and Series A preferred stock vote together as a single class. Each share of common stock is entitled to one vote. Each share of Series A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such share of Series A preferred stock would be convertible on the record date at an assumed conversion price, for voting purposes, of $3.19. Under this formula, each share of Series A preferred stock is entitled to 3,479 votes for a total number of votes of 34,787,583 for the Series A preferred stock. In summary, a total of 211,235,817 votes representing common stock and Series A preferred stock are entitled to be cast at the Annual Meeting.

      The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Required Vote

      A plurality of the votes duly cast at the Annual Meeting is required for the election of Directors. The three Director-nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors. The affirmative vote of a majority of the votes duly cast at the Annual Meeting is required to approve the remaining proposals. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of any such proposal.

Revocation of Proxies

      You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy of a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their resignation, removal or disqualification. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class I Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2006. Syrus P. Madavi, a Director since April 2002, resigned as the Chairman of the Board on July 25, 2002, and resigned as a Class III Director effective August 9, 2002. On August 9, 2002, the Board elected J. Daniel McCranie as the Chairman of the Board. Effective November 19, 2002, the Board elected Keith D. Jackson as a Class III Director to fill the vacancy created by the resignation of Mr. Madavi. John J. Legere, a Director since February 2001, resigned as a Class II Director effective February 19, 2002. On November 20, 2002, the Board elected Emmanuel T. Hernandez as a Class II Director to fill the vacancy left by Mr. Legere. On November 19, 2002, Mr. Hanson, a Director since August 1999, resigned as a Class III Director. The Board has decided not fill his vacancy at this time. The Class II Directors’ terms will expire in 2004. The Class III Directors’ terms will expire in 2005.

      Pursuant to an Investment Agreement dated September 7, 2001, TPG ON Holdings LLC, an affiliate of the Texas Pacific Group (“TPG”), purchased 10,000 shares of our Series A preferred stock for $100 million in cash. In accordance with the terms of the Investment Agreement and the certificate of designations relating to the Series A preferred stock, TPG ON Holdings LLC is entitled to designate two Directors to serve on our Board. Affiliates of TPG currently hold approximately 76.2% of our outstanding common stock and all of the Series A preferred stock. TPG ON Holdings LLC has confirmed to us in writing that, without limiting or impairing its future exercise of its designation rights under the Investment Agreement and certificate of designations, it will not exercise its right to designate relevant Director nominees for election at the Annual Meeting. (See “Relationships and Related Transactions” below).

      Proxies will be voted FOR the election of the nominees, unless you withhold your vote on your proxy card. The Board has no reason to believe that any of these nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Class I — Nominees for Terms Expiring in 2006

      Curtis J. Crawford, 55, a Director since September 1999. Mr. Crawford served as our Chairman of the Board from September 1999 until his resignation from that position in April 2002. He is the President and

Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks located in Richmond, California. From 1998 to March 2001, he was Chairman, and from 1998 to January 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacture and marketing company based in Campbell, California. On February 28, 2002, one year after Mr. Crawford left Zilog, Inc., it filed for protection under Chapter 11 of the Bankruptcy Code. From 1997 to 1998, Mr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Mr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Mr. Crawford currently serves as a member of the Board of Trustees of DePaul University and as a member of the Boards of Directors of ITT Industries, Inc., E.I. du Pont de Nemours and Onix Microsystems, Inc.

      Richard W. Boyce, 48, a Director since September 1999. Mr. Boyce is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1997 through January 2000, Mr. Boyce was President of CAF, Inc., a consulting firm that provided operating support and oversight to various companies controlled by TPG. Mr. Boyce periodically served, between 1997 and 1999, as Chief Executive Officer of J. Crew Group, Inc. He served as interim Chief Executive Officer, from June to October 1998, and as Chairman, from October 1998 to March 1999, of Favorite Brands International Holding Corp., which filed for protection under Chapter 11 of the Bankruptcy Code on March 30, 1999. He was a Director there from 1996 to 1999. Mr. Boyce served as Senior Vice President of Operations for Pepsi-Cola North America (“PCNA”) from 1996 to 1997 and as its Chief Financial Officer from 1994 to 1996. From 1992 to 1994, Mr. Boyce served as Senior Vice President — Strategic Planning for PCNA. Prior to joining PCNA, Mr. Boyce was a Director at the management-consulting firm of Bain & Company, where he was employed from 1980 to 1992. Mr. Boyce also serves on the Board of Directors of J. Crew Group, Inc., MEMC Electronic Materials, Inc. and Spirit Group Holdings, Ltd.

      William A. Franke, 65, a Director since December 1999. Mr. Franke is the Managing Member of Air Partners III, LLC, a private equity fund focused on the air transportation industry and is a Managing General Partner of Newbridge Latin America, L.P., a private equity fund focused on investments throughout Latin America. TPG is a partner in both of these funds, and the funds have their principal office in Fort Worth, Texas. Since 1987, he has been President and owner of Franke & Company, a private investment company located in Phoenix, Arizona. From 1992 to 2001, Mr. Franke also served as the President, Chief Executive Officer and Chairman of America West Holdings Corp. and was Chief Executive Officer of its subsidiary, America West Airlines, Inc. TPG holds a controlling interest in America West Holdings Corp. Mr. Franke also serves on the Board of Directors of Phelps Dodge Corporation and the Boards of several Newbridge portfolio companies affiliated with TPG.

      The individuals listed below are presently serving as Directors.

Class II — Terms Expiring in 2004

      David Bonderman, 60, a Director since August 1999. Mr. Bonderman is a Managing Partner of TPG, a privately held investment firm based in Fort Worth, Texas. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer and Chief Investment Officer of Keystone Inc., a private investment firm from 1983 to August 1992. Mr. Bonderman serves on the Boards of Directors of the following companies: Burger King Corporation, Continental Airlines, Inc., Co-Star Group, Inc., Denbury Resources, Inc., Ducati Motor Holdings S.p.A., J. Crew Group, Inc., Magellan Health Services, Inc., Oxford Health Plans, Inc., Paradyne Networks, Inc., ProQuest Company, Ryanair Holdings, plc, and Seagate Technology, Inc. Mr. Bonderman also serves in general partner advisory board roles for Newbridge Asia Partners, Newbridge Latin America, Aqua International, Air Partners III, LLC and TPG Ventures, all of which are affiliated with TPG.

      Justin T. Chang, 35, a Director since August 1999. Mr. Chang is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas, where he has been employed since 1993. Mr. Chang currently serves on the Board of Directors of Crystal Decisions, Inc. (formerly known as Seagate Software, Inc.).

      J. Daniel McCranie, 59, Chairman of the Board since August 2002 and a Director since November 2001. From 1993 to 2001, Mr. McCranie was employed by Cypress Semiconductor Corporation, a diversified, broadline semiconductor supplier with a communications focus located in San Jose, California, most recently as Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Since 2000, he has served as Chairman of the Board of Xicor, Inc., a provider of reprogrammable mixed signal products for the communications, consumer and industrial markets. He also serves on the Boards of Directors of California Micro Devices Corp., a supplier of integrated, thin film passive devices and complementary analog semiconductors, and ASAT Holdings Limited, a provider of package assembly and test services to the semiconductor industry.

      Emmanuel T. Hernandez, 47, a Director since November 2002. Mr. Hernandez is Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor Corporation, a diversified broadline semiconductor supplier with a communications focus, having joined as Corporate Controller in 1993. Prior to that, he held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez serves on the Board of Directors of Xicor, Inc., a provider of reprogrammable mixed signal products for the communications, consumer and industrial markets.

Class III — Nominees for Terms Expiring in 2005

      Keith D. Jackson, 47, a Director since November 2002. Mr. Jackson was appointed as our President and Chief Executive Officer and became a Director on November 19, 2002. Mr. Jackson has over 20 years of semiconductor industry experience. Before joining our company, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was its head of the Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the Board of Directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held engineering positions at Texas Instruments Incorporated from 1973 to 1986.

      Jerome N. Gregoire, 51, a Director since February 2000. Mr. Gregoire is currently a writer with IDG Publications and a real estate developer in Austin, Texas. From July 1996 until November 1999, Mr. Gregoire was the Senior Vice President and Chief Information Officer of Dell Computer Corporation. Prior to joining Dell, Mr. Gregoire spent 10 years with PepsiCo, Inc., most recently as Vice President of Information Systems for Pepsi-Cola Company. He is a member of the Board of NetSolve, Incorporated.

      John W. Marren, 40, a Director since July 2000. Mr. Marren is a Partner of TPG, a privately held investment firm based in Fort Worth, Texas. From 1996 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. From 1992 to 1996, he was Managing Director and Senior Semiconductor Analyst at Alex, Brown and Sons. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials, Inc. and serves on the Boards of Directors of GlobespanVirata and Zhone Technologies, Inc.

Required Vote

      The three Director-nominees receiving the highest number of votes will be elected. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” approval of Proposal 1.

PROPOSAL 2

AMENDMENT OF 2000 STOCK INCENTIVE PLAN

      Our 2000 Stock Incentive Plan (“2000 SIP”) links the personal interests of members of the Board, employees, officers, executives, and consultants to those of our stockholders. The 2000 SIP helps us attract qualified senior management and rewards individuals for outstanding performance that generates superior returns to our stockholders.

      In February 2000, the Board and stockholders adopted the 2000 SIP and authorized the issuance of 3,000,000 shares under the 2000 SIP, in April 2000, authorized an increase in the number of shares reserved for issuance from 3,000,000 to 10,000,000, and effective May 23, 2001 authorized an increase in the number of shares reserved for issuance to 13,000,000. They also authorized increasing the shares reserved for issuance by 3.5% of the total outstanding number of shares effective as of January 1, 2002, and increasing the shares reserved for issuance by an additional 4% of the total number of outstanding shares effective as of January 1, 2003.

      The Board has determined that, in order to continue to reward individuals for outstanding performance that will result in greater returns to stockholders, the number of shares issuable under the 2000 SIP should continue to be increased effective January 1 of each year through January 1, 2006. Therefore, the Board proposes to increase the number of shares under the 2000 SIP by: (i) 2% of the total number of our outstanding shares of common stock as of January 1, 2004; (ii) an additional 1.8% of the total number of our outstanding shares of common stock as of January 1, 2005; and (iii) an additional 1.6% of the total number of our outstanding shares of common stock as of January 1, 2006. These computations will be made on a non-diluted basis, i.e., excluding all shares previously reserved for issuance under the 2000 SIP and any other of our equity incentive plans. The total number of shares available for grant under the 2000 SIP as incentive stock options will continue to be 10,000,000. As of January 1, 2003, there were 26,170,472 shares of our common stock authorized for issuance under the 2000 SIP, of which 2,272 shares have been issued pursuant to option exercises, 14,827,834 shares are subject to outstanding options and 11,340,366 shares are available for grant.

      In addition, the 2000 SIP currently limits the maximum number of shares of common stock with respect to one or more awards that may be granted to any one participant during our fiscal year to 1,000,000 shares. The Board has determined that, in order to continue to attract qualified senior management and to reward individuals for outstanding performance that will result in greater returns to stockholders, the number of shares that may be granted annually to any one participant should be increased from 1,000,000 to 2,500,000. Therefore, the Board proposes to increase the number of shares that may be granted to any one participant during a fiscal year under the 2000 SIP by 1,500,000. This limitation provision satisfies one of the 2000 SIP requirements under Section 162(m) of the Internal Revenue Code, which addresses the deductibility of compensation in excess of $1 million. The 2000 SIP, as currently in effect, is set forth as Appendix A to this Proxy Statement.

SUMMARY OF PLAN

      The following general description of the material features of the 2000 SIP is qualified in its entirety by reference to the 2000 SIP, which is attached as Appendix A.

Purpose

      The purpose of the 2000 SIP is to provide individuals with an incentive for outstanding performance in order to generate superior returns to our stockholders. This purpose is accomplished by linking the personal interest of our Board members, employees, officers, executives and consultants to the interests of our stockholders.

Administration, Amendment and Termination

      The Board has delegated the authority to administer the 2000 SIP to the Compensation Committee of the Board (“Compensation Committee”). The members of the Compensation Committee serve at the pleasure of the Board.

      Subject to the terms of the 2000 SIP, the Compensation Committee has the exclusive power, authority and discretion to, among other things, designate individuals to receive awards, determine the type, amount and number of each award granted, determine the terms and conditions of any award, amend, modify or terminate any outstanding award in accordance with the terms of the 2000 SIP, prescribe the form of the award agreement, and make all other decisions and determinations that may be required under the 2000 SIP or as the Compensation Committee deems necessary or advisable to administer the 2000 SIP.

      With Board approval, the Compensation Committee may amend, modify or terminate the 2000 SIP, provided appropriate stockholder approval is obtained when necessary to comply with any applicable law, regulation or stock exchange rule.

Eligibility

      All members of the Board, employees, officers, and executives of, and consultants to, us or our subsidiaries who are employed in the U.S. and foreign countries are eligible to participate as determined by the Board or the Compensation Committee. The Compensation Committee intends the 2000 SIP to be a broad-based employee plan and as part of its first year incentive program, on April 28, 2000, an option to purchase 50 shares was granted to each of our employees where permitted by local law. As of December 31, 2002, there were approximately 9,570 employees, including officers and executives, and Directors and consultants eligible to participate, subject to limitations of local law, tax policy and custom in such foreign countries.

Number of Shares of Common Stock Available Under the 2000 SIP

      As of December 31, 2001, a maximum of 13,000,000 shares were authorized for issuance under the 2000 SIP. Pursuant to the provisions of the 2000 SIP, this amount increased by 3.5% of the total number of outstanding shares of common stock on January 1, 2002, and increased by an additional 4% of the total number of outstanding shares of common stock on January 1, 2003. As of January 1, 2003, the maximum number of shares authorized for issuance under the 2000 SIP was 26,170,472, and the maximum number of shares available for issuance was 11,340,366.

Plan Benefits

      The following table sets forth the option awards that have been granted under the 2000 SIP as of March 7, 2003. The Board may grant additional options during the remainder of 2003.

Number of
Securities
Underlying
Options
Name of Individual or Group	Granted

Keith D. Jackson	1,000,000
President and Chief Executive Officer(1)
Steven P. Hanson	—
Former President and Chief Executive Officer(2)
William George	400,050
Senior Vice President, Operations
William R. Bradford	675,000
Senior Vice President of Sales and Marketing
John T. Kurtzweil(3)	500,000
Senior Vice President, Chief Financial Officer and Treasurer
Peter Zdebel	310,000
Vice President and General Manager of High Frequency Products Division
All executive officers, as a group(3)	3,803,483
All Directors who are not executive officers, as a group	1,086,543
All employees who are not executive officers, as a group	19,055,353

(1)	Mr. Jackson received options to purchase 1,200,000 shares of common stock pursuant to his employment agreement. An option to purchase 1,000,000 shares was granted under the 2000 SIP and an option to purchase 200,000 shares was granted under the 1999 Founders Stock Option Plan (“Founders Plan”).

(2)	Mr. Hanson’s employment terminated effective November 19, 2002. During the term of his employment he received an option to purchase 800,000 shares of common stock under the Founders Plan as well as options to purchase 750,050 shares of common stock under the 2000 SIP. Pursuant to his separation agreement, all unvested options under the 2000 SIP terminated.

(3)	Mr. Donald Colvin joined us on March 17, 2003, as our Senior Financial Director. Effective April 2, 2003, Mr. Kurtzweil separated from us and Mr. Colvin became our Senior Vice President, Chief Financial Officer and Treasurer. The table above does not include the option to purchase 600,000 shares of common stock granted under the 2000 SIP on March 17, 2003, to Mr. Colvin. See “Compensation of Executive Officers — Employment, Severance, and Change In Control Arrangements” below.

      The exercise prices for the outstanding options listed above range from $1.25 to $21.375. The closing price as of the Record Date for our common stock trading on the Nasdaq SmallCap Market was $1.37. Generally, the expiration dates for the outstanding options listed above range from April 2010 to February 2013.

      For more information regarding grants of options to our executive officers, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” below.

Incentive Award Distribution

      Under the terms of the 2000 SIP, the Compensation Committee may reward individuals in a variety of ways including: (i) stock options (including non-qualified stock options and incentive stock options); (ii) performance-based awards; (iii) stock appreciation rights; (iv) performance shares; (v) restricted stock awards; and (vi) Take Ownership Grants (a one-time award of options underlying 50 shares of common stock to all employees granted at the time of our initial public offering).

Change In Control

      At the time of the grant of an option, stock appreciation right or other award or any time thereafter, the Board shall have the authority and discretion, but shall not have any obligation, to provide for the acceleration of the vesting and exercisability of any outstanding options, stock appreciation right or other award upon a change in control (as defined in the 2000 SIP).

Tax Aspects

      The following is a summary of the general federal income tax consequences to us and to U.S. taxpayers of awards granted under the 2000 SIP. Tax consequences for any particular individual may be different.

      Non-Qualified Stock Options and Stock Appreciation Rights. No taxable income is reportable when a non-qualified stock option or a stock appreciation right is granted. Upon exercise, the recipient will have ordinary income equal to the fair market value of the shares on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock will be capital gain or loss to the recipient.

      Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for non-qualified stock options). If the recipient exercises the option and then sells the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the recipient exercises the option and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

      Restricted Stock, Performance Units and Performance Shares. A recipient of restricted stock, performance units or performance shares will not have taxable income upon the grant unless he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

      Tax Effect for the Company. We generally will receive a tax deduction for any ordinary income recognized by a participant from an award under the 2000 SIP (for example, the exercise of a non-qualified stock option). Please note that in the case of incentive stock options that meet the requirements described above, the employee will not recognize ordinary income. We, therefore, will not receive a deduction. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. We are, however, able to preserve the deductibility of compensation over $1 million if certain conditions of Section 162(m) are met. These conditions include stockholder approval of the plan, setting limits on the number of awards that any individual may receive and, for awards other than options, establishing performance criteria that must be met before the award will actually vest or be paid. The 2000 SIP has been designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

     Equity Compensation Plan Table

      The following table sets forth equity compensation information as of December 31, 2002.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities To	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

	(a)	(b)	(c)
Equity Compensation Plans Approved By Stockholders(1)	22,386,886 (2)	$4.63	8,529,255 (3)
Equity Compensation Plans Not Approved By Stockholders(4)	1,250,000	$1.90	0
Total	23,636,886	$4.49	8,529,255

(1)	Consists of the Founders Plan, the 2000 SIP and the 2000 Employee Stock Purchase Plan (“ESPP”).

(2)	Excludes purchase rights accruing under the ESPP that have a shareholder approved reserve of 5,500,000 shares. Under the ESPP, each eligible employee may purchase up to the lesser of (a) 500 shares of common stock or (b) the number derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period, as defined in the ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period.

(3)	Includes 2,233,729 shares of common stock reserved for future issuance under the ESPP and 6,295,526 shares of common stock available for issuance under the Founders Plan and the 2000 SIP. The number of securities remaining available for future issuance under these equity compensation plans increased by 7,057,596, effective January 1, 2003. This increase is not included in this table. The increase in securities remaining available for future issuance was calculated based on 4% of our total number of outstanding shares of common stock as of January 1, 2003.

(4)	This is pursuant to a warrant agreement dated as of October 11, 2001 (“Warrant”). The Warrant was issued in partial consideration for certain consulting services provided to us by a consultant. Under the Warrant, the consultant is entitled to purchase up to 1,250,000 shares of our common stock at an exercise price of $1.90 per share, subject to certain adjustments as specified in the Warrant. The Warrant was fully vested and exercisable as of October 11, 2001. Unless earlier exercised, the Warrant expires after October 10, 2005.

Required Vote

      The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of this proposal.

The Board of Directors recommends a vote “for” approval of Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT

      The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent accountants to audit our consolidated financial statements for the year ending December 31, 2003, and is seeking ratification by the stockholders of this appointment.

      A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

      Stockholder ratification of the selection of PricewaterhouseCoopers as our independent accountants is not required by our Bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice.

      If the stockholders fail to ratify the election, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such an appointment would be in our best interest and the best interest of our stockholders.

Required Vote

      The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of this proposal.

The Board of Directors recommends a vote “for” approval of Proposal 3.

THE BOARD OF DIRECTORS

      The Board met 13 times last year and the committees of the Board held 23 meetings. On average, the Directors attended 78% of the total Board and committee meetings held in 2002. Each of Messrs. Bonderman and Gregoire attended less than 75% of the aggregate number of meetings of the Board and the committees on which he served in 2002.

Committees of the Board

      Audit Committee: The Audit Committee takes such actions, on behalf of the Board, as are necessary to monitor the integrity of our corporate financial reporting; to provide to the Board the results of its monitoring and recommendations derived therefrom; to outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee; to appoint, determine funding for, pre-approve services by, and oversee the independent accountant; to review the independence, qualifications and performance of our internal auditors and independent accountants; to oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; and to provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the Audit Committee Charter that require the Board’s attention. It prepares an annual report required by the rules of the Securities and Exchange Commission (“Commission”) for inclusion in our proxy statement. The Audit Committee has the authority, to the extent necessary, to retain independent legal, accounting or other advisors. We will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to such advisors for the purpose of rendering or issuing a report and to any advisors employed by the Audit Committee. The Audit Committee has various other authorities and responsibilities as set forth in its formal written charter. The adequacy of this charter is reviewed at least annually. For more information, see “Audit Committee Charter” attached as Exhibit B. The Audit Committee met 11 times in 2002.

      Compensation Committee: The Compensation Committee, on behalf of the Board, is responsible for applying compensation policies and all elements of compensation for the Chief Executive Officer, other officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors. It is also responsible for our stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs. Included in its duties are annually reviewing and approving corporate goals and objectives and evaluating performance in light of those goals and objectives relevant to the compensation of the Chief Executive Officer and senior executives. The Compensation Committee also develops policies and procedures for the succession of the Chief Executive Officer and other key executives. It produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee may retain and terminate any compensation consultants or other advisors and has the authority to approve such consultant’s or advisor’s fees. The Compensation Committee has various other authorities and responsibilities as set forth in its formal written charter. The adequacy of this charter is reviewed at least annually. The Compensation Committee met 6 times in 2002.

      Corporate Governance and Executive Committee: The Corporate Governance and Executive Committee has the authority to exercise all delegable powers of the full Board when the Board is not in session regarding the management of our business and affairs. It does not, however, have the power, among other things, to amend the Bylaws or Certificate of Incorporation; declare dividends; fix compensation of Directors for serving on the Board or on any committee; to appoint or remove the Chairman of the Board or the President and Chief Executive Officer; or take any action that requires stockholder approval. With respect to corporate governance, this Corporate Governance and Executive Committee develops and recommends to the Board criteria for the selection of new Directors; identifies and recommends to the Board slates of Director nominees for election or re-election; identifies and recommends to the Board individuals to fill vacancies on the Board; makes recommendations to the Board regarding the size of the Board; reviews and makes recommendations to the Board regarding committee assignments; retains and terminates search firms, as necessary, to be used to identify Director candidates and approves the fees and retention terms of such search firms; and reviews and makes recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Executive Committee. The Corporate Governance and Executive Committee has various other authorities and responsibilities as set forth in its formal written charter. The adequacy of this charter is reviewed at least annually. The Corporate Governance and Executive Committee met 3 times in 2002.

      The Board does not have a separate nominating committee as this function is performed by the Corporate Governance and Executive Committee. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.

Board Committee Membership

Executive Committee J. Daniel McCranie* Richard W. Boyce Curtis J. Crawford Keith D. Jackson	Audit Committee Emmanuel T. Hernandez* Jerome N. Gregoire J. Daniel McCranie	Compensation Committee Richard W. Boyce* Jerome N. Gregoire J. Daniel McCranie

*	Chairman

Compensation of Directors

      In 2002, our Chairman of the Board (“Chairman”) was generally entitled to receive quarterly payments of $25,000. We made a quarterly payment of $25,000 for the first quarter of 2002 to Mr. Crawford, our Chairman at that time. Although Mr. Madavi served as our Chairman from April 1 to August 9, 2002, he received no cash compensation for his service as Chairman, and accordingly no quarterly payment was made during the second quarter. Mr. McCranie was named Chairman on August 9, 2002. In addition to the quarterly payments of $25,000 for the third and fourth quarters of 2003, Mr. McCranie was awarded additional compensation by the Board of $75,000, to be paid in 3 installments of $25,000 each, for his extraordinary assistance as Chairman, during the fourth quarter of 2002 in identifying and reviewing candidates for our senior officer positions and in assisting the Board with senior officer transition matters. The first payment was made in the first quarter of 2003, with the remaining two payments to be made in April and July of 2003. Non-employee Directors are entitled to receive a quarterly cash retainer of $5,000. Directors who are our officers do not receive any additional compensation for their services as a Director. Members of the Audit Committee are entitled to receive an additional quarterly payment of $2,500. Non-employee Directors are entitled to receive a meeting fee of $1,500 for each Board and committee meeting they attend. All Directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings and perform other relevant Board duties. Due to our financial circumstances in 2002, the Directors entitled to receive Board and committee meeting fees waived receipt of many of those fees.

      Non-employee Directors participate in the Founders Plan and the 2000 SIP. During 2002, Mr. McCranie received a non-qualified option with immediate vesting to purchase 30,000 shares of common stock for $3.34 per share for his special assistance, as a member of our Board, to the Board in identifying and reviewing candidates for our senior officer positions and his past and continuing efforts and service to the Audit Committee and Compensation Committee of the Board. Mr. Hernandez received a non-qualified option to purchase 20,000 shares of common stock for $1.94 per share for serving as a member of the Board and the Audit Committee. These options vest in three equal parts annually over a three-year period, subject to his continued service on the Board. Mr. Madavi received an option to purchase 900,000 of our common shares at $4.24 per share pursuant to his employment arrangement, a portion of which was related to his service as

Chairman. The exercise price for each of the option grants discussed above was 100% of the fair market value of the shares on the grant date.

      Under the Director Deferred Compensation Plan adopted in March 2000, non-employee Directors may defer up to 100% of their annual retainer and meeting fees on substantially the same terms and conditions as the Executive Deferred Compensation Plan described below.

      For further information, see “Relationships and Related Transactions” and “Compensation of Executive Officer — Employment, Severance, and Change In Control Agreements and Arrangements” below.

COMPENSATION OF EXECUTIVE OFFICERS

      The following tables set forth information concerning compensation earned by, or paid for, services provided to us and our subsidiaries for the periods indicated, to (1) our current Chief Executive Officer, (2) our former Chief Executive Officer, (3) the four most highly paid executive officers who were serving as executive officers at the end of the last fiscal year, and, if applicable, an executive officer who was one of the four most highly compensated executive officers during the fiscal year, but resigned during 2002 and was therefore not serving as an executive officer at the end of the fiscal year (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation
					No. of Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Options(4)	Compensation(5)

Keith D. Jackson	2002	$46,154	—	$1,329	1,200,000	$200,078
President and Chief	2001	—	—	—	—	—
Executive Officer(6)	2000	—	—	—	—	—
Steven P. Hanson	2002	428,269	—	13,292	350,000	7,458
Former President and	2001	376,615	$383,318	14,400	400,000	(2,045)
Chief Executive Officer(7)	2000	411,538	426,533	14,400	50	9,618
William George	2002	315,000	—	14,400	200,000	9,076
Senior Vice President,	2001	279,110	221,999	14,400	100,000	9,500
Operations	2000	310,961	305,197	14,400	50	10,196
William R. Bradford	2002	215,385	399,977	9,692	600,000	520,036
Senior Vice President of	2001	—	—	—	—	—
Sales and Marketing(6)	2000	—	—	—	—	—
John T. Kurtzweil	2002	270,000	288,687	10,523	500,000	22,437
Senior Vice President,	2001	—	—	—	—	—
Chief Financial Officer and	2000	—	—	—	—	—
Treasurer(6)
Peter Zdebel	2002	280,000	44,409	30,000	50,000	29,487
Vice President and General	2001	257,385	0	30,000	120,000	19,752
Manager of High Frequency	2000	75,385	56,323	8,077	90,000	346
Products Division

(1)	Messrs. Jackson, Bradford and Kurtzweil were not employed by us during 2000 and 2001.

(2)	There were no performance-based bonuses paid to our Named Executive Officers in the year 2002 for the 2001 measurement period, except for $44,409 earned by Mr. Zdebel. Amounts listed in 2002 include a special one-time bonus of $250,000 plus tax gross-up payments for federal, state and local taxes (“Tax Gross-up”) of $149,977 for Mr. Bradford, and $180,000 plus a Tax Gross-up of $108,687 for Mr. Kurtzweil pursuant to their employment arrangements. (See “— Employment, Severance, and Change In Control Agreements and Arrangements” below). During 2001, performance-based bonuses of $383,318 and $221,999 were paid to Messrs. Hanson and George, respectively. During 2000, performance-based bonuses of $276,533 and $155,197 were paid to Messrs. Hanson and George, respectively, and each of them received a special one-time bonus of $150,000, pursuant to their employment agreements, on the first anniversary of their employment. Also during 2000, Mr. Zdebel received a hiring bonus of $25,000 pursuant to his employment arrangement and a performance-based bonus of $31,323.

(3)	For 2002, Messrs. Jackson, Bradford and Kurtzweil were provided with a car allowance of $1,200 per month for the portion of the year that they were employed with us. For 2002, 2001 and 2000 Messrs. Hanson and George were provided with a car allowance of $1,200 per month. For 2002, 2001 and a portion of 2000, Mr. Zdebel was paid a monthly travel allowance of $2,500 due to his proximity to the Austin, Texas area where he performed much of his work for us.

(4)	During 2002, Messrs. Jackson, Bradford and Kurtzweil received an option to purchase 1,200,000, 600,000 and 500,000 shares, respectively, at the respective exercise prices of $1.80, $4.20 and $4.24 pursuant to their employment agreements/ arrangements, and Messrs. Hanson, George and Zdebel received an option for 350,000, 200,000 and 50,000 shares, respectively, at an exercise price of $3.22. During 2001, Messrs. Hanson, George and Zdebel received an option for 400,000, 100,000 and 20,000 shares, respectively, at an exercise price of $6.13, and Mr. Zdebel received an additional option for 100,000 shares at an exercise price of $3.86. During 2000, Messrs. Hanson and George each received an option for 50 shares at an exercise price of $16.00, which became exercisable on April 28, 2002, and Mr. Zdebel received an option for 90,000 shares at an exercise price of $13.0625. Effective with Mr. Hanson’s employment termination on November 19, 2002, 200,000 of his options became exercisable pursuant to his separation agreement and remain exercisable for two years. The remainder of his unvested options terminated. Except as specified above or in individual employment and/or severance agreements/ arrangements, all options granted vest in 25% increments over a four year period, subject to continued employment, beginning on the first anniversary of the grant date. The exercise price for each of the option grants discussed above was 100% of the fair market value of the shares on the grant date.

(5)	During 2002, Mr. Jackson received a $200,000 relocation supplement pursuant to his employment agreement and a group term life payment of $78. Mr. Bradford received a $257,500 payment related to the sale of his house and other taxable and non-taxable relocation benefits of $256,000. Not included in 2002 for Mr. Hanson is the severance payment of $1,500,000 paid to him in 2003 pursuant to his severance agreement. Included for 2002 is our 401(k) plan match for Messrs. Hanson, George, Bradford and Zdebel of $5,606, $6,000, $6,000, and $5,492, respectively, and for Messrs. Hanson, George, Bradford, Kurtzweil and Zdebel, disability insurance, group term life insurance and/or Cobra or other medical insurance payments of $1,852, $3,076, $564, $897 and $2,164, respectively. For Messrs. Kurtzweil and Zdebel, amounts include relocation expenses of $16,181 and $15,399, Tax Gross-up payments of $5,359 and $5,232, respectively, and a $1,200 patent award for Mr. Zdebel. For 2001, amounts include our 401(k) plan match for Messrs. Hanson and George of $8,750 and $7,875, respectively, and disability insurance, group term life insurance and/or Cobra payments of $1,317 and $1,625, respectively; for Mr. Zdebel, amounts include disability insurance, group term life and/or Cobra payments of $1,468, relocation expenses of $12,479, with a Tax Gross-up of $4,305, and a patent award of $1,500; and Mr. Hanson had a tax equalization adjustment of $(12,112). For 2000, amounts include our 401(k) plan match for Messrs. Hanson and George of $8,500 and $8,650, respectively, and group term life insurance of $1,118 and $1,546, respectively.

(6)	Mr. Jackson became our President and Chief Executive Officer effective as of November 19, 2002. Effective March 28, 2002, William Bradford became our Senior Vice President of Sales and Marketing, and effective April 1, 2002, John Kurtzweil became our Senior Vice President, Chief Financial Officer and Treasurer. Effective April 2, 2003, Mr. Kurtzweil separated from us. Mr. Donald Colvin, who joined us on March 17, 2003, as the Senior Financial Director, became our Senior Vice President, Chief Financial Officer and Treasurer on April 2, 2003.

(7)	Mr. Hanson’s employment terminated effective as of November 19, 2002.

      For further information regarding these payments, see “— Employment, Severance, and Change In Control Agreements and Arrangements” and “Relationships and Related Transactions” below.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information regarding individual grants of options to purchase our common stock to the Named Executive Officers in 2002.

Individual grants

					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options	Exercise		Stock Appreciation For
	Underlying	Granted to	Or Base		Option Term
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Keith D. Jackson	1,200,000	15.02%	$1.80	11/19/2012	$1,358,412	$3,442,484
Steven P. Hanson(1)	350,000	4.38%	$3.22	01/24/2012	$0	$0
William George	200,000	2.50%	$3.22	01/24/2012	$405,008	$1,026,370
William Bradford	600,000	7.51%	$4.20	03/28/2012	$1,584,814	$4,016,231
John Kurtzweil	500,000	6.26%	$4.24	04/01/2012	$1,333,257	$3,378,734
Peter Zdebel	50,000	0.63%	$3.22	01/24/2012	$101,252	$256,593

(1)	Mr. Hanson was granted options to purchase 350,000 shares on January 24, 2002. None of these options vested prior to his termination on November 19, 2002, and they expired according to their terms. Therefore, the potential realizable value as of December 31, 2002 was zero dollars.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

      The following table sets forth, on an aggregate basis, certain information with respect to the value of unexercised options held by the Named Executive Officers at the end of 2002.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Number of		Options at		In-The Money Options
	Shares		December 31, 2002		at December 31, 2002(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Keith D. Jackson	—	—	—	1,200,000	—	—
Steven Hanson(3)	—	—	870,050	—	—	—
William George	—	—	325,050	388,333	—	—
William Bradford	—	—	—	600,000	—	—
John Kurtzweil	—	—	—	500,000	—	—
Peter Zdebel	—	—	75,000	185,000	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	In-the-money options include only options for which the underlying security price at December 31, 2002 was greater than the exercise price of the options. The value of exercisable and unexercisable options equals the difference between the option exercise price and the closing price of our common stock on December 31, 2002 (the last day of trading for the fiscal year ended December 31, 2002), multiplied by the number of shares underlying the options. The closing price of our common stock on December 31, 2002, as reported on NASDAQ, was $1.37 per share. All granted options listed above have an exercise price that is higher than this closing price, so there were no in-the-money options.

(3)	Mr. Hanson’s employment termination was effective November 19, 2002. The options listed for him above include options to purchase 100,050 shares of common stock granted under the 2000 SIP and an option to purchase 570,000 shares of common stock granted under the Founders Plan that were already vested prior to his termination date. In accordance with his severance agreement, the option to purchase

200,000 shares of common stock granted under the Founders Plan was accelerated and is included above. His remaining unvested options terminated.

RETIREMENT PLAN

      The following table shows the estimated annual benefits payable under the ON Semiconductor Pension Plan (“Retirement Plan”) for employees who are eligible under the criteria stated below assuming a life annuity benefit:

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$27,933	$31,673	$35,413	$35,413	$35,413
125,000	35,969	40,959	45,949	45,949	45,949
150,000	44,005	50,245	56,484	56,484	56,484
175,000	52,041	59,530	67,020	67,020	67,020
200,000	60,076	68,816	77,556	77,556	77,556

      We maintain a Retirement Plan that covers employees within the United States, including certain Named Executive Officers whose sum of age plus years of service as of August 3, 1999 equaled or exceeded 65. The Retirement Plan provides for monthly pension benefits pursuant to a formula based on an employee’s years of service on or after January 1, 1978, employee contributions made prior to January 1, 1978, and compensation level (calculated as final average earnings for the five years of highest pay during the last ten years of employment). No additional Retirement Plan benefits will accrue after December 31, 2004. As of December 31, 2002, Mr. George is the only Named Executive Officer covered by the Retirement Plan. As of December 31, 2002, Mr. George had approximately 34 years of service, including his years of employment at Motorola. Mr. George’s 2002 annual compensation covered by the Retirement Plan is $200,000. Mr. George did not make employee contributions to the Retirement Plan during his years of service prior to January 1, 1978.

EMPLOYMENT, SEVERANCE, AND

CHANGE IN CONTROL AGREEMENTS AND ARRANGEMENTS

      We entered into employment agreements or arrangements with each of the following Named Executive Officers: Messrs. Jackson, Hanson, George, Bradford, Kurtzweil and Zdebel. We also entered into an employment arrangement with Mr. Donald Colvin who joined us as Senior Financial Director on March 17, 2003 and became our Senior Vice President, Chief Financial Officer and Treasurer effective April 2, 2003. These employment agreements and arrangements, including severance and change in control provisions, along with the severance agreements of certain executives who separated from us, are discussed below.

      The agreements with Messrs. Jackson and George provide for an employment term ending on November 19, 2005, and August 4, 2003, respectively. We are in the process of negotiating an amendment to the employment agreement of Mr. George, which would include extending his employment term. The arrangements with Messrs. Bradford, Kurtzweil and Zdebel do not set a specific employment term. The agreements/ arrangements with Messrs. Jackson, George, Bradford, Kurtzweil and Zdebel, provide an annual base salary, subject to periodic adjustment, of $500,000, $315,000, $320,000, $360,000 and $280,000, respectively, and an annual target bonus, subject to periodic adjustment, of up to 75%, 60%, 60%, 60% and 45%, respectively, of the base salary depending on achievement of individual and Company performance objectives. Actual bonus payments could range from $0 up to an amount greater than target based on individual and Company performance. We adopted certain bonus plans in order to implement bonus arrangements described in this paragraph. For a summary of these bonus arrangements, see “Compensation Committee Report — Compensation Programs and Process — Incentive Awards” below.

      In addition to the above, Mr. Jackson’s employment agreement requires that, within 60 days of November 10, 2002, unless extended or not permitted by our policy or applicable law, he purchase at least the number of shares of our common stock that results from dividing $250,000 by the fair market value (as defined in his employment agreement) on the date of purchase of a share of our common stock. Our policy allows the purchase of our shares by our insiders to take place only during specified periods. On March 13, 2003, Mr. Jackson completed his stock purchase requirement pursuant to his employment agreement. Under this agreement, he received a relocation supplement of $200,000 to assist with the ancillary costs of relocating his family to Phoenix, Arizona. The relocation supplement will have to be repaid if he voluntarily terminates his employment other than for good reason or is terminated for cause (both as defined in his employment agreement). He also received options to purchase 1,200,000 shares of common stock at an exercise price of $1.80, which was the fair market value on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of the grant, subject to his continued employment.

      Mr. Bradford’s employment agreement provides for an annual base salary, subject to periodic adjustments, of $320,000 and a target bonus of 60% of his base salary with a guaranteed minimum bonus of $96,000 for the year 2002 measurement period. He also received a hiring bonus of $250,000 and Tax Gross-up. If Mr. Bradford stays with us for one year, he will receive a stay bonus of $50,000 and Tax Gross-up. The agreement also provides for a relocation benefit, pursuant to which he received $256,000. In addition, the agreement provides that we will purchase and resell his Atlanta, Georgia residence and pay to Mr. Bradford an amount equal to $900,000 minus the appraised value with a maximum payment of $350,000. He actually received $257,500, which is equal to the difference between $900,000 and the sale price of his home. He received a grant of options to purchase 600,000 shares of our common stock at an exercise price of $4.20 per share, which was the fair market value on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of grant, subject to his continued employment.

      Mr. Kurtzweil separated from us effective April 2, 2003. His employment arrangement provided for an annual base salary, subject to periodic adjustments, of $360,000 with an annual target bonus of 60% of his base salary. He received a hiring bonus of $180,000 and a Tax Gross-up resulting from the hiring bonus. In addition, he also received an option to purchase 500,000 shares of common stock at an exercise price of $4.24, which was the fair market value of the stock on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of grant, subject to his continued employment.

      Mr. Colvin’s employment arrangement provides for an annual base salary, subject to periodic adjustments, of $320,000 and a target bonus of 60% of his base salary. Notwithstanding the preceding, for 2003, Mr. Colvin’s bonus is guaranteed to be 50% of his target bonus. In addition, he must purchase, within 60 days of March 17, 2003, unless extended or not permitted by our policy or applicable law, at least the number of shares of our common stock that results from dividing $100,000 by the fair market value (as defined in his employment arrangement) on the date of purchase of a share of our common stock. Our policy allows the purchase of our shares by our insiders to take place only during specified periods. Pursuant to his employment arrangement he is entitled to reasonable relocation expenses. He also received options to purchase 600,000 shares of common stock at an exercise price of $1.31, which was the fair market value on the date of the grant. The options vest 25% annually over a four-year period beginning on the first anniversary of the date of the grant, subject to his continued employment.

      If the employment of Mr. Jackson is terminated without cause or he resigns for good reason (as defined in his employment agreement), he will be entitled to receive his base salary at the rate in effect immediately prior to the termination date for a period of two years, which will be paid ratably in equal installments over the two-year period. His termination amount will be offset by any amounts he earns from other comparable employment he obtains during the two-year period. In the event of his death or disability, we will pay an amount based on the bonus he received in the previous year times the percentage of the fiscal year that has passed prior to his termination. If his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of (a) two years after the date of termination or (b) the remainder of the employment period (both as defined in his employment agreement), and the options granted pursuant to his employment agreement will become immediately exercisable. Any remaining unvested options on the date of termination will expire. The vested options will expire at the first to occur of: two years after termination for death, disability or termination without cause; the termination date if terminated for cause; 90 days after termination for any other reason; or ten years after the grant date. He is also subject to customary non-solicitation of employees and confidentiality provisions and a two-year non-competition provision on termination.

      If the employment of Mr. George is terminated without cause or he resigns for good reason (as defined in his employment agreement), he will be entitled to a lump sum payment equal to the product of two times the sum of (A) the highest rate of his annualized base salary in effect at any time up to and including the date of termination, and (B) the annual bonus earned by him in the year immediately preceding his date of termination. If, prior to the scheduled termination date (as defined in his employment agreement), his employment is terminated without cause or he resigns for good reason, all unvested options granted prior to the scheduled termination date will become immediately exercisable on the earlier of (i) the scheduled termination date or (ii) the other termination date. In addition, all future options (as determined by his employment agreement) granted to him will become fully vested on the earlier of (i) the scheduled termination date or (ii) the date he is terminated without cause or resigns for good reason. If Mr. George (i) retires on or after the scheduled termination date, (ii) is terminated without cause, (iii) resigns for good reason, or (iv) dies (each a “qualifying termination”), then all current and future stock options granted to him (to the extent exercisable on the date of termination) will remain fully exercisable until the first to occur of (a) the last day of the three-year period after termination and (b) the tenth anniversary of the grant date of the option. If a qualifying termination occurs and we achieve certain cost reduction goals by December 2002 (which goals were timely met), all current and future stock options granted to him (to the extent exercisable on the date of termination) will remain fully exercisable until the first to occur of (i) the last day of the five-year period after termination and (ii) the tenth anniversary of the grant date of the option. In the event we terminate his employment without cause or he resigns for good reason within two years of a change in control (as defined in his employment agreement), then we will provide him with continuation of medical benefits for the greater of (i) two years after his date of termination (as defined in his employment agreement) or (ii) the remainder of the employment period (as defined in his employment agreement). He is also subject to customary non-solicitation of employees and confidentiality provisions.

      If Mr. Bradford’s employment is terminated without cause or he resigns for good reason (as defined in his employment agreement), he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination plus the amount of his bonus earned in the year preceding his termination, all of which will be paid ratably in equal installments over a twelve-month period following termination. In addition, he is entitled to medical benefits until the earlier of (i) the date on which he becomes eligible for medical benefits with a new employer or (ii) the end of the twelve-month period. Further, if his employment is terminated without cause or he resigns for good reason within two years following a change in control (as defined in his employment agreement), the options granted under his employment agreement will become immediately exercisable. If Mr. Bradford is terminated for cause or he resigns for other than good reason within twelve months of his starting date, he must repay his hiring bonus. If he is terminated by us for cause or he resigns for other than good reason within twenty-four months of his commencement date, he must repay a portion of the relocation benefit he received relating to his Atlanta, Georgia residence and the entire amount of his stay bonus. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination.

      If Mr. Colvin’s employment is terminated without cause or he resigns for good reason (as defined in his employment arrangement), he will be entitled to receive his base salary at the rate in effect immediately prior to the termination date for a period of one year, which will be paid ratably in equal installments over the one-year period. His severance amount will be offset by any amounts he earns from other comparable employment he obtains during the one-year period. If he must relocate in order to commence employment with another employer, and he, in fact, does relocate, then we will continue to pay 50% of the severance amount for the remainder of the one-year period. In addition, he is entitled to medical benefits until the earlier of (i) the date on which he becomes eligible for medical benefits with a new employer or (ii) the end of the one-year period. Further, if he is terminated without cause or resigns for good reason within two years following a change in control (as defined in his employment arrangement), options granted under his employment arrangement will become immediately exercisable. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination.

      Due to Mr. Kurtzweil’s separation from us effective April 2, 2003, we expect to provide him severance benefits in accordance with his employment agreement which provides that if Mr. Kurtzweil’s employment is terminated without cause (as defined in his employment agreement), he will be entitled to severance in the amount of his annual base salary in effect immediately prior to the date of termination, which will be paid ratably in equal installments over a twelve-month period. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination, and will receive certain ancillary benefits.

      In connection with his termination of employment on November 19, 2002, we paid Mr. Hanson a severance payment of $1,500,000 pursuant to his severance agreement, and he was also provided with certain continuation coverage of medical benefits and certain ancillary benefits for a period of 18 months. In addition, pursuant to his severance agreement, we accelerated the vesting of 200,000 of the options granted to him under the Founders Plan. All of his other unvested options were cancelled pursuant to the terms of the stock option grants. All of his vested options will remain exercisable until the earlier of two years from his termination date or the tenth anniversary of the date of the grant. He is also subject to customary non-solicitation of employees and confidentiality provisions on termination.

      At the time of his separation from us on August 9, 2002, Mr. Madavi, former Chairman of the Board and Executive Chair, retained 350,000 vested options pursuant to his employment agreement, and his remaining options terminated according to their terms. The vested options will remain exercisable for the ten year period from the date of the grant. He received no cash payment or other benefits on separation.

      Mr. Dario Sacomani, a former Senior Vice President, Chief Financial Officer and Treasurer, terminated his employment with us effective May 1, 2002. Pursuant to his employment agreement, we paid Mr. Sacomani a severance payment of $896,074, and we accelerated the vesting of 162,500 of the options granted to him under the Founders Plan. The remaining unvested options terminated according to their terms. His vested options will remain fully exercisable until the first to occur of (i) two years from the termination date, and (ii) the tenth anniversary of the grant date. In addition, he was provided with certain continuation of medical benefits through December 31, 2002.

      On March 10, 2001, James Thorburn, a former Senior Vice President and Chief Operating Officer, left our employment. In connection with his separation from us, we paid Mr. Thorburn a payment of $1,898,679, and we provided him with certain continuation of medical benefits and certain ancillary benefits. We also agreed to accelerate 312,500 outstanding options to purchase common stock that were granted to him under the Founders Plan pursuant to his employment agreement and to allow such options to remain exercisable for the remainder of their ten-year term. On July 21, 2000, we provided him with a loan of $1.469 million to purchase a home. In connection with his termination, we extended his repayment period for 18 months from his termination date, however, we required him to pay accrued interest up to the date that his severance was paid. At the same time as Mr. Thorburn was provided these severance benefits, he entered into a consulting arrangement with one of our major stockholders, TPG. For a discussion of loans to management, see “Relationships and Related Transactions” below.

      In connection with his separation from us on January 28, 2002, we paid Mr. Michael Rohleder, a former Senior Vice President of Sales and Marketing, a severance payment of $700,000 pursuant to his employment agreement, and he was also provided with certain continuation of medical benefits and certain ancillary benefits, including relocation costs of up to $15,000. In addition, we accelerated the vesting of 58,333 of the shares underlying the option granted to him under the Founders Plan. All of his unvested options were cancelled pursuant to their terms. On March 9, 2001, we provided Mr. Rohleder with a loan of $1,000,000 to refinance his home. Under his termination agreement, the loan repayment period was extended to 150 days from his termination date. For a discussion of loans to management, see “Relationships and Related Transactions” below.

      For further information on transactions between us and our senior executives, see the other sections of “Compensation of Executive Officers” above and “Relationships and Related Transactions” below.

COMPENSATION COMMITTEE REPORT(1)

      The Compensation Committee consists entirely of non-employee Directors. The Compensation Committee sets the compensation of the Chief Executive Officer, reviews, administers and makes decisions each year regarding the effectiveness of compensation programs and policies for other key executives, and approves stock option grants, plans, programs and arrangements for executive officers and certain others. For further information on the Compensation Committee’s responsibilities, policies and practices, see the summary of the charter for the Compensation Committee at “The Board of Directors — Committees of the Board — Compensation Committee” above.

Compensation Philosophy and Guiding Principles

      Our executive compensation programs are designed to attract, motivate, and retain highly talented executives. We have adopted a compensation philosophy based on a performance driven culture in which total compensation (short and long term incentives) should vary with individual performance and our performance as a company. The Compensation Committee’s goal is to provide base salaries and incentive plans that are competitive with other industry participants and which align management’s financial interests and ownership with those of the stockholders by providing stock option grants as long term incentives.

Compensation Programs and Process

      The Compensation Committee relies, in part, on third-party compensation experts in establishing and reviewing its compensation programs and processes for its executive officers. The Compensation Committee also uses compensation survey data from a number of independent sources. Our total compensation of executives and other employees is compared to external sources to ensure that our programs are competitive. Competitive peer companies and compensation survey data are used for comparison in the executive categories and industry-specific and related surveys are used for our other positions.

      Our executive officers receive certain perquisites. They are also eligible to participate in benefit programs designed for all of our full time employees. These programs include medical, disability and life insurance programs. The three major components of our executive officer compensation are base salary, annual and/or semi-annual incentive awards and long term incentives. The Compensation Committee uses subjective judgment in determining executive officers’ compensation levels for all these components and takes into account both qualitative and quantitative factors.

      Base Salary. Salaries set for all officers are reviewed for comparability with peer companies. We also consult with compensation experts and review available data, including published salary surveys and other compensation data for semiconductor and high technology companies.

      Incentive Awards. The Compensation Committee sets the bonus component of executive incentive compensation under annual and/or semi-annual bonus plans (“Bonus Plans”). The Bonus Plans are administered by the Compensation Committee and, subject to individual and Company performance, are designed to provide an annual and/or semi-annual bonus to certain regular full time and part time employees working 20 hours or more per week who provide a significant contribution to us or our subsidiaries. If chosen to participate in the Bonus Plans by the Compensation Committee, an employee’s total bonus is computed based on objective performance and/or subjective components. Typically these plans have been based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”). Certain eligible employees can opt to have all or a percentage of a bonus paid under the Bonus Plans deferred into the ON Semiconductor

(1)	Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Commission, neither the “Compensation Committee Report” nor the material set forth in “Performance Graph — Stock Price Performance Graph” shall be deemed to be filed with the Commission for purposes of the Securities Exchange Act of 1934 (“Exchange Act”) nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 (“Securities
Act”).

Executive Deferred Compensation Plan for tax purposes if the employees qualify as a select group of management or highly compensated employees. (See “— 401(k) Plan and Executive Deferred Compensation” below). No bonuses were paid under the 2002 Executive Incentive Plan in 2002 to the Named Executive Officers. As discussed below in this report, payments made under this bonus plan are designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

      Long Term Incentives. We grant stock options to provide long term incentives for executive officers and other key employees in an effort to align the individual’s interests with those of the stockholders and to provide each individual with a significant incentive to manage us from the perspective of an owner. Annual grants of options are made at an exercise price equal to the fair market value of a share on the day of the grant, and expire ten years from the date of the grant. The number of options granted may be based on a comparison to competitive survey data and may also be adjusted based on individual performance, retention, and other special factors. Options are granted to key contributors under the Founders Plan and the 2000 SIP and normally provide that, subject to continued employment, vesting occurs at a rate of 25% per year over a period of four years beginning on the first anniversary date of the grants. Certain employment agreements may vary the vesting rate and exercisability of options. (See “The Board of Directors — Compensation of Directors” and “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.)

      2000 Employee Stock Purchase Plan. In addition to encouraging stock ownership by granting stock options, we further encourage all eligible employees worldwide to own our common stock through the ESPP, which is a tax-qualified plan. The stock is purchased at a price equal to 85% of the fair market value of such shares as determined under the plan. The number of shares of stock subject to a participant’s purchase right for any offering period will not exceed the lesser of: (1) 500 shares of stock, or (2) the number derived by dividing $6,250 by 100% of the fair market value of one share of stock on the first day of the offering period. Participants can contribute up to 10% of their salary toward the purchase of our common stock.

      401(k) Plan and Executive Deferred Compensation. We have both tax-qualified and non-qualified capital accumulation/retirement plans. The tax-qualified plan, i.e., the 401(k) Plan, is available to eligible employees in the U.S., and there are similar plans for certain non-U.S. employees.

      The non-qualified plan, i.e., the Executive Deferred Compensation Plan, was adopted in December 1999, and allows key employees to defer up to 25% of their base salary and up to 100% of their incentive compensation, up to a maximum of $250,000 per year. Participants generally receive their deferred amounts, plus any earnings or less any losses thereon, at the earliest to occur of death, disability, retirement, termination of employment, a change in control event (as defined in the plan), or a designated date that must be at least four calendar years after the date of deferral. We do not contribute any money to the Executive Deferred Compensation Plan.

The Chief Executive Officer’s Compensation

      Steven P. Hanson served as our President from August 1999 to November 19, 2002, and Chief Executive Officer from January 2000 to November 19, 2002.

      Pursuant to his employment agreement, Mr. Hanson was to receive an annual base salary of $425,000 in 2002. In January 2002, he received an option to purchase 350,000 shares of common stock at an exercise price of $3.22 per share. This option was granted pursuant to the 2000 SIP and vests 25% annually over a four-year period, subject to continued employment, beginning on the first anniversary date of the grant.

      In determining the Mr. Hanson’s compensation for 2002, the Compensation Committee included both cash-based and equity-based elements and made an overall assessment of the leadership in achieving our near term and long term strategic, operational and business goals. Mr. Hanson’s total compensation package reflected consideration of competitive forces, individual performance, and our performance. No specific weights were assigned to these categories.

      See “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above for a discussion of Mr. Hanson’s severance agreement.

      Keith D. Jackson has served as our President and Chief Executive Officer since November 19, 2002.

      Pursuant to his employment agreement, Mr. Jackson is to receive an annual base salary of $500,000 and is eligible to receive a performance-based bonus in 2003. On November 19, 2002, Mr. Jackson received two option grants for a total of 1,200,000 shares at an exercise price of $1.80 per share. Mr. Jackson’s option grants were made pursuant to the 2000 SIP and the Founders Plan and vest 25% annually over a four-year period, subject to continued employment, beginning on the first anniversary date of the grant.

      Mr. Hanson did not receive a performance-based bonus during 2002 because the specific performance criteria were not met. Mr. Jackson did not receive a performance-based bonus during 2002 because his employment with us began late in the year.

      The Compensation Committee believes that compensation for Mr. Hanson and Mr. Jackson during 2002 was appropriately linked to our financial goals and stockholder returns and were reasonable in relation to the compensation paid to chief executive officers of comparable publicly held semiconductor companies. As the members of the Compensation Committee, we reviewed and approved the compensation of Mr. Jackson, Mr. Hanson and our other executive officers for 2002, following the principles and procedures outlined in this report.

Compliance with Internal Revenue Code Section 162(m)

      The Compensation Committee adopted the below policy in order to qualify certain compensation paid to our Named Executive Officers as performance-based compensation, and to ensure that to the extent possible the compensation is deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to its chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) during a single year. Notwithstanding this general limitation, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and certain other criteria are met.

Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under the Founders Plan, 2000 SIP and future payments of any cash bonuses under the 2002 Executive Incentive Plan will be deductible. All other forms of awards under the 2000 SIP must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m).

While the tax impact of any compensation arrangement is one factor to be considered, the Compensation Committee evaluates such impact in light of its overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs that will maximize our related income tax deductions if the Compensation Committee determines that such actions are consistent with its philosophy and our best interest and the best interest of our stockholders. The Compensation Committee may, however, award certain compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with its philosophy and in our best interest and the best interest of our stockholders. To the extent possible, we will state our belief in our annual proxy statement as to the deductibility of compensation paid to executive officers during the pertinent reporting periods.

      Messrs. Gregoire and McCranie meet the independence requirement of Section 162(m). Mr. Boyce recuses himself from voting on compensation matters that are intended to comply with Section 162(m) or otherwise cause any appearance of a conflict.

      This report is submitted by the Compensation Committee.

Richard W. Boyce, Chairman

Jerome N. Gregoire
J. Daniel McCranie

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 2002, none of our executive officers served on the board of directors of any entities whose directors or officers serve on the Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. Relevant to insider participation, see “Relationships and Related Transactions” below.

PERFORMANCE GRAPH

STOCK PRICE PERFORMANCE

      The following graph shows a comparison of cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index for U.S. Companies, and the Philadelphia Semiconductor Index. The graph assumes the investment of $100 on April 28, 2000. The relevant performance period for the graph is April 28, 2000 through December 31, 2002. Subsequent to our initial public offering, our common stock began trading on April 28, 2000 on the NASDAQ National Market. Effective October 25, 2002, our common stock was transferred to, and began trading on, the Nasdaq SmallCap Market. The data regarding the Company assumes an investment at the initial public offering price of $16.00 per share of our common stock. The prices for our common stock used to calculate stockholder returns set forth below reflect the prices as reported by the Nasdaq SmallCap Market or Nasdaq National Market, as applicable. The performance shown is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN IN 2000-2002

	Apr-00	Jun-00	Sep-00	Dec-00	Mar-01	Jun-01	Sep-01	Dec-01	Mar-02	Jun-02	Sep-02	Dec-02

ON Semiconductor	$100	$137	$68	$33	$33	$28	$12	$13	$26	$13	$8	$9
Philadelphia Semiconductor	$100	$100	$75	$51	$48	$55	$33	$46	$52	$34	$21	$25
NASDAQ Composite	$100	$105	$97	$65	$49	$57	$40	$52	$49	$39	$31	$35

AUDIT COMMITTEE REPORT(2)

      The Audit Committee, operating under its written charter, has (i) reviewed and discussed the audited financial statements with our management, (ii) discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, and SAS No. 90, Audit Committee Communications; (iii) received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, Independence Discussions with Audit Committees; and (iv) discussed with the independent accountants such accountants’ independence. Based on its review and discussions listed above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission (“Commission”). Messrs. Hernandez, Gregoire and McCranie of the Audit Committee each meet the requirements of independence and expertise established by companies with securities quoted on the NASDAQ SmallCap Market.

      It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principals (“GAAP”) or to plan or conduct audits. Those are the respective responsibilities of management and our independent accountants. In giving our recommendation to the Board, we have relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the report of our independent accountants with respect to such financial statements.

      This report is submitted by the Audit Committee.

Emmanuel T. Hernandez, Chairman

Jerome N. Gregoire
J. Daniel McCranie

AUDIT AND RELATED FEES

      The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit service fees and its appointment of PricewaterhouseCoopers as our independent accountants, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint venture, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents, totaled $1.2 million for 2002 and $1.4 million for 2001.

      Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered in connection with audits of the financial statements of certain of our employee benefit plans,

(2)	Pursuant to Item 7(d)(3)(v) of Schedule 14A promulgated by the Commission, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 7 of Schedule 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

assistance with mergers and acquisitions, and consultations relating to accounting and reporting matters totaled $0.1 million for 2002 and $0.3 for 2001.

      Tax Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and personal tax services provided to certain of our officers and expatriate employees totaled $2.4 million for 2002 and $5.2 million for 2001.

      All Other Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered in connection with consultations and advice relating to the establishment and liquidation of certain foreign subsidiaries totaled $0.3 for 2002. There were no other fees billed in 2001.

      The policy of the Audit Committee is to pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent accountants, subject to the de minimus exceptions for non-audit services prescribed in federal securities laws and regulations. Since July 31, 2002, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees have been pre-approved by the Audit Committee. The Audit Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the Audit Committee at its next scheduled meeting.

PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of March 7, 2003, certain information regarding any person who is a beneficial owner of more than five percent of our common stock and our Series A cumulative convertible redeemable preferred stock. The information set forth in the table below is based on 176,448,234 shares of common stock and 10,000 shares of Series A preferred stock outstanding on March 7, 2003. The information with respect to the number of shares of common stock and Series A preferred stock that the persons listed below own or have the right to acquire within 60 days of March 7, 2003 is based solely on information filed by such persons with the Commission under the Exchange Act. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of March 7, 2003 through the exercise of any stock option, warrant or convertible security.

Series A Cumulative
Convertible Redeemable
	Common Stock		Preferred Stock

	Amount and		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class	Ownership	of Class

TPG Advisors II, Inc.	165,138,382 *	76.2%	10,000 **	100%
201 Main Street, Suite 2420
Fort Worth, Texas 76102
Motorola, Inc.	11,667,233	6.6%	0	0
1303 East Alogonquin Road
Schaumburg, IL 60196

*	The shares of common stock indicated as beneficially owned by TPG Advisors II, Inc. include (a) 124,999,433 shares of common stock directly held by TPG Semiconductor Holdings LLC and (b) 40,138,949 shares of common stock that TPG ON Holdings LLC has the right to acquire upon conversion of Series A preferred stock, which includes 4,677,956 shares that are or may become issuable as a result of accrued and unpaid dividends as of 60 days after March 7, 2003. At the option of its holder, each share of Series A preferred stock is convertible into a number of shares of common stock determined by dividing (a) its stated value of $10,000, plus accrued and unpaid dividends, by (b) the conversion price of $2.82, which is subject to specified anti-dilution adjustments. TPG Advisors II, Inc. indirectly controls both TPG Semiconductor Holdings LLC and TPG ON Holdings LLC. The foregoing entities are affiliated with the Texas Pacific Group.

**	The shares of Series A preferred stock indicated as beneficially owned by TPG Advisors II, Inc. are directly held by TPG ON Holdings LLC.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

      The following table sets forth, as of March 7, 2003, except as otherwise noted, certain information regarding beneficial ownership of our common stock and our Series A preferred stock by each Director, our Named Executive Officers, and our Directors and executive officers as a group. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 7, 2003 through the exercise of any stock option, warrant or convertible security.

					Series A Cumulative Convertible
	Common Stock				Redeemable Preferred Stock

	Number				Number
	of Shares	Right to		Percentage	of Shares	Right to			Percentage
Name of Beneficial Owner	Owned	Acquire	Total	of Class	Owned	Acquire	Total		of Class

Keith Jackson	145,000	0	145,000	*	0	0	0		*
Steve Hanson(1)	30,000	870,050	900,050	*	0	0	0		*
William George	75,050	454,217	529,267	*	0	0	0		*
William R. Bradford	25,500	150,000	175,500	*	0	0	0		*
John T. Kurtzweil	1,300	125,000	126,300	*	0	0	0		*
Peter Zdebel	0	92,500	92,500	*	0	0	0		*
J. Daniel McCranie	50,000	33,333	83,333	*	0	0	0		*
Curtis J. Crawford(2)	0	204,678	204,678	*	0	0	0		*
David Bonderman(3)	124,999,433	40,143,627	165,143,060	76.2%	10,000	0	10,000		100%
Richard W. Boyce(3)	180,000	214,678	394,678	*	0	0	0		*
Justin J. Chang(3)	0	4,678	4,678	*	0	0	0		*
William A. Franke(4)	5,250	4,678	9,928	*	0	0	0		*
Jerome N. Gregoire	10,000	26,244	36,244	*	0	0	0		*
Emmanuel T. Hernandez	0	0	0	*	0	0	0		*
John W. Marren(3)	0	4,938	4,938	*	0	0	0		*
All Directors and executive officers as a group (19 persons)	125,534,180	42,618,637 (5)	168,152,817	77.6%	10,000	0	10,000	(6)	100%

(1)	For Mr. Hanson, the amounts included above are as of his date of termination of employment, but include 200,000 shares underlying options that were accelerated and became exercisable as a result of his November 19, 2002 separation agreement.

(2)	The above table does not include Mr. Crawford’s beneficial ownership of a minority interest in ON Co-Investment Partners I, LP which owns a minority interest in TPG Semiconductor Holdings, LLC, an affiliate of TPG and an entity that TPG Advisors II, Inc. indirectly controls. Mr. Crawford does not have voting or dispositive power over any of the shares of common stock or Series A preferred stock beneficially owned by TPG Advisors II, Inc.

(3)	The above table includes for Mr. Bonderman, but excludes for Messrs. Boyce, Chang and Marren, (a) 165,138,382 shares of common stock beneficially owned by TPG Advisors II, Inc. consisting of (x) 124,999,433 shares of common stock directly held by TPG Semiconductor Holdings, LLC and (y) 40,138,949 shares of common stock that TPG ON Holdings LLC has the right to acquire within 60 days of March 7, 2003 upon conversion of Series A preferred stock, which includes additional shares after the original issuance of the Series A preferred stock that are or may become issuable as a result of accrued and unpaid dividends as of that date and (b) 10,000 shares of Series A preferred stock beneficially owned by TPG Advisors II, Inc. (See “Principal Stockholders” above.) Each of

Messrs. Bonderman, Boyce, Chang and Marren is a partner of TPG, and Mr. Bonderman is a director, executive officer and stockholder of TPG Advisors II, Inc. None of Messrs. Boyce, Chang or Marren has voting or dispositive power over any of the shares of common stock or Series A preferred stock beneficially owned by TPG Advisors II, Inc. Mr. Bonderman disclaims beneficial ownership of the shares of common stock and Series A preferred stock beneficially owned by TPG Advisors II, Inc., except to the extent of his pecuniary interest therein. Shares owned by Mr. Boyce include 180,000 shares of common stock owned directly by him.

(4)	The above table does not include any shares beneficially owned by TPG Advisors II, Inc., although Mr. Franke is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings, LLC, our majority stockholder, an equity partner with TPG in other investment entities, and a former President, Chief Executive Officer and Chairman of America West Holdings Corp., a company in which TPG has a controlling interest. Mr. Franke does not have voting or dispositive power over any of the shares of common stock or Series A preferred stock beneficially owned by TPG Advisors II, Inc. Shares owned by Mr. Franke include 5,250 shares of common stock owned directly by him.

(5)	This number includes shares of common stock issuable upon exercise of options within 60 days of March 7, 2003, shares of common stock beneficially owned by TPG Advisors II, Inc., and shares that would be beneficially owned by TPG Advisors II, Inc. upon conversion of Series A preferred stock within 60 days of March 7, 2003. Mr. Bonderman disclaims beneficial ownership of such shares as described above.

(6)	This number includes shares of Series A preferred stock beneficially owned by TPG Advisors II, Inc. Mr. Bonderman disclaims beneficial ownership of such shares as described above.

RELATIONSHIPS AND RELATED TRANSACTIONS

      Immediately prior to our August 4, 1999 recapitalization (“August 1999 Recapitalization”), we were a wholly owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As part of the August 1999 Recapitalization, an affiliate of the TPG purchased a portion of our common stock from Motorola. As a result, TPG’s affiliate became the beneficial owner of approximately 91%, and Motorola was the beneficial owner of approximately 9% of our common stock. As of March 7, 2003, TPG was the beneficial owner of 76.2% of our common stock. As a result of the August 1999 Recapitalization, we agreed to pay TPG a management fee of not more than $2 million annually. Four of our Directors, David Bonderman, Richard Boyce, Justin Chang and John Marren are also TPG partners. Another Director, William Franke, is the beneficial owner of a minority equity interest in TPG Semiconductor Holdings LLC, our majority stockholder, an equity partner with TPG in other investment entities, and a former President, Chief Executive Officer and Chairman of America West Holdings Corp., a company in which TPG has a controlling interest.

      In connection with the amendment to our senior bank facilities in August 2001, TPG agreed that all management fees payable by us to TPG or its affiliates will accrue and not be payable in cash until our quarterly financial statements establish compliance with certain financial ratios. Prior to such time, however, we may pay management fees to TPG or its affiliates with our common stock or warrants in respect of our common stock. TPG subsequently agreed that these fees will not accrue during the period in which we are not permitted to pay such fees in cash. During 2002, no TPG management fee was paid or incurred.

      On September 7, 2001, TPG ON Holdings LLC, an affiliate of TPG, purchased 10,000 shares of our Series A cumulative convertible redeemable preferred stock for $100.0 million in cash. The Series A preferred stock was sold to TPG ON Holdings LLC in a private offering exempt from registration under the Securities Act of 1933. Each share of Series A preferred stock is convertible at the option of the holder any time into shares of common stock at a conversion price of $2.82 per share of common stock, representing a $0.37 discount from the closing price per share price of our common stock on the issuance date, subject to specified anti-dilution adjustments. As of March 7, 2003, the shares of Series A preferred stock were convertible into 39,351,911 shares of our common stock. At any time on or after the eighth anniversary of the issuance date of the Series A preferred stock, the holders may require that we redeem their shares at a redemption price per share equal to the greater of (i) the stated value of the Series A preferred stock plus all accrued and unpaid dividends thereon or (ii) 50% of the then current market price of the common stock (based upon the average closing price of the common stock over the preceding 30 trading days) and other assets and property, if any, into which one share of Series A preferred stock is then convertible. Upon a change in control, the holders of the Series A preferred stock may “put” their shares to us at 101% of the stated value plus accumulated and unpaid dividends. TPG ON Holdings LLC was also granted registration rights in respect of the common stock underlying the Series A preferred stock. On November 14, 2001, we filed a registration statement to register for future resale the common stock that is issuable upon the future conversion by TPG ON Holdings LLC of the Series A preferred stock. The holders of the Series A preferred stock will be entitled to vote with the holders of the common stock as a single class. As of the issuance date, each share of Series A preferred stock was entitled to approximately 3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with the anti-dilution provisions. As the holder of our Series A preferred stock, TPG ON Holdings LLC is entitled to designate two Directors to serve on our Board of Directors for so long as TPG ON Holdings LLC and its affiliates beneficially own at least 50% of the Series A preferred stock. For the 2003 Annual Meeting, TPG ON Holdings LLC has confirmed to us in writing that, without limiting or impairing its future exercise of its rights under the Investment Agreement and certificate of designations, it will not exercise its right to designate relevant Director nominees for election at the Annual Meeting. In connection with the TPG investment, the Board of Directors appointed the Special Independent Committee, which was comprised solely of independent Directors, to negotiate, consider and recommend approval or disapproval of the proposed investment transaction. The Special Independent Committee engaged an investment banker and independent legal counsel to assist in its negotiation and consideration of the TPG investment. The investment banker rendered an opinion that the TPG investment was fair, from a financial point of view, to holders of our common stock other than TPG. The Special Independent Committee unanimously recommended the approval and adoption of the TPG investment by the Board of Directors. For further information with respect to the Series A preferred stock, see our Form 8-K Current Report filed with the SEC on September 7, 2001.

      In connection with our August 1999 Recapitalization, Motorola (i) assigned, licensed and sublicensed certain intellectual property in connection with the products we offer, (ii) agreed to continue providing information technology, human resources, supply management, logistics and finance services for agreed periods of time, (iii) agreed to continue providing manufacturing and assembly services to us and to continue using similar services we provide to them for agreed periods of time (see below for a discussion of these services), (iv) agreed to continue selling depreciated equipment to us to support capacity expansion and (v) leased real estate to and from us. Services may be provided on more favorable terms than we would expect to obtain from independent sources. With the exception of the manufacturing, assembly and other services described below, neither we nor Motorola are currently providing a material level of services to each other.

      The manufacturing and assembly services that Motorola and we have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. During 2002, we paid Motorola $13.8 million for manufacturing and assembly services, and $1.5 million for other services, and rent and equipment purchased from Motorola. During 2002, we provided Motorola approximately $1.4 million of manufacturing and assembly services. Motorola no longer has any minimum commitment to purchase manufacturing and assembly services from us. In the ordinary course of business Motorola is a customer of ours and we sell our products to them. During 2002, Motorola accounted for approximately 8% of our total revenues or approximately $87.7 million of revenues, inclusive of $1.4 million of manufacturing and assembly services previously described. During 2002, Motorola also paid us $21.4 million under the freight sharing agreement and $9.1 million for rental of property and manufacturing equipment. As of December 31, 2002, our receivable balance due from Motorola is $4.7 million, while our accounts payable and accrued expenses due to Motorola are $0.1 million and $0.7 million, respectively.

      On April 8, 2002, we reached an agreement with Motorola regarding certain post-closing payments to be made under agreements entered into in connection with the August 1999 Recapitalization. Pursuant to the agreement, Motorola paid us $10.6 million during the second quarter of 2002.

      In addition to the services described above, in connection with the August 1999 Recapitalization, Motorola became the holder of our 10% junior subordinated note due 2011 that has a balance, as of December 31, 2002, of $126.9 million. Interest is compounded semi-annually, and principal and interest are payable at maturity. During 2002, we accrued interest of $11.7 million relating to this note.

      We have loans outstanding to Leshan-Phoenix Semiconductor Company Ltd. (“LPS”), a majority-owned joint venture in China. Such loans, which totaled $63.3 million at December 31, 2002, were renegotiated during the third quarter of 2002 to reduce the interest rate from 7.0% to 3.5% per annum, payable quarterly, to better align the interest rate with market rates for similar instruments in China. These loans mature at various dates through December 31, 2006. Pursuant to the joint venture agreement, requests for production capacity are made to the Board of Directors of LPS by each shareholder of the joint venture. These requests represent a purchase commitment by the respective shareholders of LPS; provided, however, that the shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. We committed to purchase 85% of LPS’s expected production in 2002, which resulted in purchases (including underutilization charges) from LPS of $88.2 million. We are currently committed to purchase 82% of LPS’s expected production in 2003. In 2002, we actually purchased 76% of LPS’s production and, as a result, incurred a $1.5 million dollar underutilization charge.

      We provide forecasted needs to LPS on a monthly basis, which are used to establish pricing over the forecasted period, and, as described above, we are responsible for underutilized capacity cost due to variations from our forecasted needs. As part of our manufacturing agreements with LPS, we supply them with die used in the production process. Sales of die to LPS are not recorded as revenue due to the related party nature of the transactions. As of December 31, 2002, we had accounts receivable and accounts payable of $9.6 million and $10.2 million, respectively, related to manufacturing activity with LPS. At December 31, 2002, our total investment in and advances to LPS were approximately $99.3 million, including the loan of $63.3 million.

      In November 1999, we provided Mr. Thorburn, a former Senior Vice President and Chief Operating Officer for us, with a non-recourse loan in the amount of approximately $227,900 for the purpose of exercising stock options granted by his former employer. This loan remains outstanding in accordance with its terms. Mr. Thorburn pledged the stock received upon the exercise of such options to us as security for the loan. The loan accrues interest at a rate of 5.54% per annum and the entire principal amount and accrued interest is repayable upon Mr. Thorburn’s sale of the stock. The highest aggregate amount owed on the loan, including accrued interest, during 2000, 2001 and 2002 was $242,453, $255,885 and $270,061, respectively. On July 21, 2000, we provided Mr. Thorburn with a loan of $1.469 million to purchase a home. The loan accrued interest at the rate of 6.62% per annum and was secured by the home. In connection with his separation on March 10, 2001, the repayment period for this loan was extended for 18 months after the date of his separation from us, however, he was required to pay accrued interest up to his severance date. The highest aggregate amount owed on the loan, including accrued interest, during 2000, 2001 and 2002 was $1,521,136, $1,534,372 and $1,478,455, respectively. Mr. Thorburn repaid the loan, including accrued interest, in full on July 24, 2002. For discussion of his severance arrangement, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.

      On March 9, 2001, we provided Mr. Rohleder, a former Senior Vice President of Sales and Marketing for us, with a loan of $1.0 million to refinance his home. The loan, secured by Mr. Rohleder’s personal residence, required interest at the rate of 5.07% per annum and payment at the earlier of the fifth anniversary of the loan date or ninety days after his termination of employment. In connection with his separation from us on January 28, 2002, the loan repayment period was extended to 150 days from his termination date. The highest aggregate amount owed on the loan, including accrued interest, during 2001 and 2002 was $1,050,700 and $1,067,569, respectively. Mr. Rohleder repaid the loan and accrued interest on July 3, 2002. For discussion of his severance arrangement, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.

      For transactions between us and our executive officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above.

SECTION 16(a) REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a).

MISCELLANEOUS INFORMATION

Solicitation of Proxies

      The entire cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/ Form 10-K

      Our 2002 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits and financial statements which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2002, is being mailed concurrently with this proxy statement to all stockholders of record as of March 26, 2003. Those exhibits and financial statements that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to Director of Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, Phoenix, AZ 85008, or visit our website at www.onsemi.com.

Other Business

      Other than the election of Directors, the amendment of the 2000 SIP and the ratification of PricewaterhouseCoopers as independent accountants, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Nominations and Proposals

      Subject to advance notice provisions contained in our Bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s or persons’ written consent to being named in the proxy statement as a nominee), (ii) the name and address of the nominating stockholder, as they appear on our books and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than 10 days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

      Stockholder proposals for the 2004 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 8, 2003, to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our Bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Generally, our Bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the sponsoring stockholder as they appear on our books, (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice, and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than 10 days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

      Stockholders are urged to mark, sign, date and mail the proxy in the enclosed envelope, postage for which has been provided for mailing in the United States. Your prompt response is appreciated.

GEORGE H. CAVE
Vice President and Secretary

Dated: April 7, 2003

APPENDIX A

ON SEMICONDUCTOR CORPORATION

(Formerly Known as SCG Holding Corporation)

2000 STOCK INCENTIVE PLAN

(As Adopted by the Board of Directors on February 17, 2000;
Amended and Restated April 21, 2000;
Amended and Restated May 18, 2001;
Amended and Restated May 23, 2001)

ARTICLE 1

PURPOSE

      1.1     General. The purpose of the SCG Holding Corporation 2000 Stock Incentive Plan (the “Plan”) is to promote the success and enhance the value of SCG Holding Corporation (the “Company”) by linking the personal interests of its members of the Board, employees, officers, and executives of, and consultants and advisors to, the Company to those of Company stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of the Company. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, employees, officers, and executives of, and consultants and advisors to, the Company upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

EFFECTIVE DATE

      2.1     Effective Date. The Plan is effective as of the date the Plan is approved by the Board (the “Effective Date”). Within 12 months of the Effective Date, the Plan must be approved by the Company’s shareholders. The Plan will be deemed to be approved by the shareholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the Company’s Bylaws or by written consent of a majority of the Company’s shareholders in lieu of a meeting. Any awards granted under the Plan prior to shareholder approval are effective when made (unless the Committee specifies otherwise at the time of grant), but no Award may be exercised or settled and no restrictions relating to any Award may lapse before the Plan is approved by the shareholders as provided above. If the shareholders fail to approve the Plan, any Award previously made shall be automatically canceled without any further act.

ARTICLE 3

DEFINITIONS AND CONSTRUCTION

      3.1     Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, Performance-Based Award, or Take Ownership Grant granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means (except as otherwise provided in an Award Agreement) if the Committee, in its reasonable and good faith discretion, determines that the Participant (i) fails to substantially perform his duties (other than as a result of Disability), after the Board or the executive to which the Participant reports delivers to the Participant a written demand for substantial performance that specifically identifies the manner in which the Participant has not substantially performed his duties; (ii) engages in willful misconduct or gross negligence that is materially injurious to the Company or a Subsidiary; (iii) breaches his duty of loyalty to the Company or a Subsidiary; (iv) unauthorized removal from the premises of the Company or a Subsidiary of a document (of any media or form) relating to the Company or a Subsidiary or the customers of the Company or a Subsidiary; or (v) has committed a felony or a serious crime involving moral turpitude. Any rights the Company or any of its Subsidiaries may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or any of its Subsidiaries may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment or services, it is discovered that such Participant’s employment or services could have been terminated for Cause, the Participant’s employment or services shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(e) “Change of Control” shall mean the occurrence of any of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the Operating Subsidiary to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than TPG Semiconductor Holdings LLC, TPG Partners II, L.P., or any of their affiliates (hereafter collectively referred to as “TPG”); (ii) the approval by the holders of Stock and the consummation of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than TPG) shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of the Company and such Person or Group has the power and authority to vote such shares and (B) TPG beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person or Group; (iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG; (v) any Person or Group other than TPG shall have acquired shares of Voting Stock of the Company such that such Person or Group has the power and authority to elect a majority of the members of the Board of Directors of the Company; or (vi) the consummation of a merger or consolidation of the Company with another entity in which holders of the Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction. Notwithstanding the foregoing, in no event shall a Change of Control be deemed to have occurred as a result of an initial public offering of the Stock.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the committee of the Board described in Article 4.

(h) “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

(i) “Disability” shall mean (unless otherwise defined in an employment agreement between the Company or any of its Subsidiaries and the Participant or in the Participant’s Award Agreement) any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the NASDAQ National Market System (or on any national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported.

(l) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(m) “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

(n) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(o) “Operating Subsidiary” means Semiconductor Components Industries, LLC.

(p) “Option” means a right granted to a Participant under Article 7 or Article 12 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Participant” means a person who, as a member of the Board, employee, officer, or executive of, or consultant or advisor providing services to, the Company or any Subsidiary, has been granted an Award under the Plan.

(r) “Performance-Based Awards” means the Performance Share Awards and Restricted Stock Awards granted to selected Covered Employees pursuant to Articles 9 and 10, but which are subject to the terms and conditions set forth in Article 11. All Performance-Based Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(s) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, Stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(t) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(u) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(v) “Performance Share” means a right granted to a Participant under Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(w) “Plan” means the SCG Holding Corporation 2000 Stock Incentive Plan, as amended.

(x) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(y) “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 14.

(z) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(aa) “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(bb) “Take Ownership Grant” means the Option granted to each eligible Participant pursuant to Article 12.

ARTICLE 4

ADMINISTRATION

      4.1     Committee. The Plan shall be administered by the Board or a Committee appointed by, and which serves at the discretion of, the Board. If the Board appoints a Committee, the Committee shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an “outside director” under Code Section 162(m) and the regulations issued thereunder. Reference to the Committee shall refer to the Board if the Board does not appoint a Committee.

      4.2     Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

      4.3     Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Amend, modify, or terminate any outstanding Award, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Award without the Participant’s consent under any other provision of the Plan.

(f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

(j) Interpret the terms of, and any matter arising under, the Plan or any Award Agreement;

(k) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

      4.4     Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

      5.1     Number of Shares. Subject to adjustment as provided in section 14.1, the aggregate number of shares of Stock reserved and available for grant shall be 13,000,000, plus an additional number of shares of Stock equal to: (i) three and one-half percent (3.5%) of the total outstanding shares of Stock effective as of January 1, 2002; and (ii) by four percent (4.0%) of the total outstanding shares of Stock effective as of January 1, 2003. In determining these increases of shares reserved for issuance under the Plan, relevant calculations shall be made on a non-diluted basis, i.e., excluding all shares previously reserved for issuance under the Plan and any other equity incentive plan of the Company. Notwithstanding the foregoing, the total number of shares available for grant under the Plan as Incentive Stock Options shall be 10,000,000.

      5.2     Lapsed Awards. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan.

      5.3     Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

      5.4     Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 14.1, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during the Company’s fiscal year shall be 1,000,000.

ARTICLE 6

ELIGIBILITY AND PARTICIPATION

      6.1     Eligibility.

(a) General. Persons eligible to participate in this Plan include all members of the Board, employees, officers, and executives of, and consultants and advisors to, the Company or a Subsidiary, as determined by the Committee.

(b) Foreign Participants. Subject to the provisions of Article 16 of the Plan, in order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1 of the Plan.

      6.2     Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award under this Plan.

ARTICLE 7

STOCK OPTIONS

      7.1     General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee and set forth in the Award Agreement. It is the intention under the Plan that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant; provided, however that the Committee may, in its discretion, grant Options (other than Options that are intended to be Incentive Stock Options or Options that are intended to qualify as performance-based compensation under Code Section 162(m)) with an exercise price of less than Fair Market Value on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in an Award Agreement, an Option will lapse immediately if a Participant’s employment or services are terminated for Cause.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

      7.2     Incentive Stock Options. Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b) Exercise. In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c) Lapse of Option. An Incentive Stock Option shall lapse under the following circumstances.

(1) The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(2) The Incentive Stock Option shall lapse upon termination of employment for Cause or for any other reason, other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(3) If the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (i) the date on which the Option would have lapsed had the Participant not become Disabled or lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his Disability or death or had previously terminated employment) remained unchanged; or (ii) 12 months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so under the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option under the applicable laws of descent and distribution.

(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(g) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8

STOCK APPRECIATION RIGHTS

      8.1     Grant of Sars. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a) Right to Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1) The Fair Market Value of a share of Stock on the date of exercise; over

(2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the date of grant in the case of any SAR related to any Incentive Stock Option.

(b) Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

ARTICLE 9

PERFORMANCE SHARES

      9.1     Grant of Performance Shares. The Committee is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

      9.2     Right to Payment. A grant of Performance Shares gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee shall establish at grant or thereafter. Subject to the terms of the Plan, the Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

      9.3     Other Terms. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

ARTICLE 10

RESTRICTED STOCK AWARDS

      10.1     Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

      10.2     Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

      10.3     Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited, provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

      10.4     Certificates For Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 11

PERFORMANCE-BASED AWARDS

      11.1     Purpose. The purpose of this Article 11 is to provide the Committee the ability to qualify the Performance Share Awards under Article 9 and the Restricted Stock Awards under Article 10 as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 11 shall control over any contrary provision contained in Articles 9 or 10.

      11.2     Applicability. This Article 11 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards or Performance Share Awards to Covered Employees that do not satisfy the requirements of this Article 11. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

      11.3     Discretion of Committee With Respect to Performance Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit thereof.

      11.4     Payment of Performance Awards. Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company or a Subsidiary on the last day of the Performance Period to be eligible for a Performance Award for such Performance Period. Furthermore, a Participant shall be eligible to receive payment under a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the actual size of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

      11.5     Maximum Award Payable. The maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Period is 1,000,000 shares of Stock, or in the event the Performance-Based Award is paid in cash, such maximum Performance-Based Award shall be determined by multiplying 1,000,000 by the Fair Market Value of one share of Stock as of the date of grant of the Performance-Based Award.

ARTICLE 12

TAKE OWNERSHIP GRANTS

      12.1     Take Ownership Grants. The Take Ownership Grants shall be awarded to Participants selected by the Committee and shall be subject to the following terms and conditions:

(a) Effective Date of Grants. The effective date of the Take Ownership Grants shall be on the day on which the Company’s initial public offering of Stock is consummated; provided, however, that Take Ownership Grants shall not be made to those persons who are not United States residents if the jurisdiction in which any such person resides prohibits such Grants or makes it impractical for the Company to make such Grants.

(b) Exercise Price For Grants. Notwithstanding any other provision hereof, the exercise price per share of Stock under the Take Ownership Grants shall be the price at which the Company’s Stock is offered under its initial public offering of Stock (“IPO Price”), provided, however, that, with respect to Participants who do not reside in the United States, if the day on which the Company receives approval by the applicable foreign jurisdiction to offer Stock to Participants residing in that jurisdiction is later than the day on which the Company’s initial public offering becomes effective, the exercise price per share of Stock under the Take Ownership Grants shall be the Fair Market Value on the day on which the Company receives approval by the applicable foreign jurisdiction to offer Stock to such Participants.

(c) Amount of the Take Ownership Grants. Each Participant selected to receive a Take Ownership Grant shall be entitled to receive an Option to purchase 50 shares of Stock. Such Option shall be designated as a Non-Qualified Stock Option.

(d) Time and Conditions of Exercise. The Take Ownership Grants shall become fully exercisable on the second anniversary of the date of grant.

(e) Payment. The Committee shall determine the methods by which the exercise price of the Take Ownership Grants may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(f) Evidence of Grant. All Take Ownership Grants shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall provide that upon a Participant’s termination of employment or service with the Company or a Subsidiary for any reason, the Participant may, at any time within 90 days after the effective date of the Participant’s termination, exercise the Take Ownership Grant to the extent that the Participant was entitled to exercise the Take Ownership Grant at the date of termination, provided that in no event shall the Take Ownership Grant be exercisable after its expiration date, as provided in the Award Agreement. The Award Agreement shall also include such other provisions as determined by the Committee.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

      13.1     Stand-Alone and Tandem Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

      13.2     Exchange Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award, based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

      13.3     Term of Award. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

      13.4     Form of Payment For Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, promissory note, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

      13.5     Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

      13.6     Beneficiaries. Notwithstanding Section 13.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

      13.7     Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Awards, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

      13.8     Acceleration Upon A Change of Control. At the time of the grant of an Option, Stock Appreciation Right or other Award or any time thereafter, the Board shall have the authority and discretion, but shall not have any obligation, to provide for the acceleration of the vesting and exercisability of any outstanding Option, Stock Appreciation Right or other Award upon a Change in Control.

ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1     General.

      (a) Shares Available for Grant. In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Stock with respect to which Awards may be granted as the Committee may deem appropriate.

      (b) Outstanding Awards — Increase or Decrease In Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Award and the exercise price per share of Stock of each such Award.

      (c) Outstanding Awards — Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

      (d) Outstanding Awards — Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(1) cancel, effective immediately prior to the occurrence of such event, each Award outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Stock subject to such Award, respectively, equal to the excess of (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (B) the exercise of such Award; or

(2) provide for the exchange of each Award outstanding immediately prior to such event (whether or not then exercisable) for an option, a stock appreciation right, restricted stock award, performance share award or performance-based award with respect to, as appropriate, some or all of the property for which such Award is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price or value of the option, stock appreciate right, restricted stock award, performance share award or performance-based award or the number of shares or amount of property subject to the option, stock appreciation right, restricted stock award, performance share award or performance-based award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

      (e) Outstanding Awards — Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in Article 14, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

      (f) No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the exercise price of any Award.

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

      15.1     Amendment, Modification, and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

      15.2     Awards Previously Granted. Except as otherwise provided in the Plan, including without limitation, the provisions of Article 14, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 16

PROVISIONS RELATING TO FRENCH EMPLOYEES

      Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall apply to Awards granted to any employee who is a French citizen or who works primarily in France as of the grant date (referred to herein as “French Employee”).

      16.1     Consultants. Notwithstanding anything to the contrary herein, no French Employee who would otherwise be considered a consultant under French law may be granted an Award under the Plan.

      16.2     Termination For Cause. The last sentence of Section 3.1(d) (definition of Cause) shall not apply to French Employees.

      16.3     Ten Percent Owners. Notwithstanding Section 6.1(a) above, no Award shall be granted to any French Employee who holds more than ten percent of the Stock on the grant date.

      16.4     Exercise Price. Notwithstanding Section 7.1(a) above, all Awards granted to French Employees shall be granted at an exercise price per share equal to Fair Market Value per share as of the grant date.

      16.5     Time Limitations. No Options shall be granted to any French Employee five years after the later of (a) the date the Company’s stockholders initially approved the Plan, or (b) the date the Plan has been subsequently re-authorized, in its original form or as amended from time to time by the Board, by the Company’s stockholders.

      16.6     Vesting of Options. Notwithstanding Section 7.1(b) above, no portion of any Award granted to a French Employee shall become exercisable before the five-year anniversary of the grant date.

      16.7     Effect of Participant’s Death. Notwithstanding Section 7.1(b) or any other provision hereof, upon a French Employee’s death, the vested portion of such Participant’s Award shall remain exercisable for a period of six months after the date of his death and shall be exercisable by his heirs.

      16.8     Exchange of Options. Notwithstanding Section 13.2 above, the Company shall not terminate any portion of an Award granted to any French Employee.

      16.9     Adjustment of Options. Notwithstanding Section 14.1 herein, any adjustment made to any Award granted to a French Employee shall comply with applicable French law.

ARTICLE 17

GENERAL PROVISIONS

      17.1     No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

      17.2     No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

      17.3     Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With the Committee’s consent, a Participant may elect to have the Company withhold from those Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligations.

      17.4     No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

      17.5     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

      17.6     Indemnification. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      17.7     Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

      17.8     Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

      17.9     Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

      17.10     Fractional Shares. No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

      17.11     Securities Law Compliance. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

      17.12     Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended, any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

      17.13     Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

APPENDIX B

AUDIT COMMITTEE CHARTER

OF THE BOARD OF DIRECTORS
(Adopted by the Board of Directors on October 18, 1999; and Restated and
Amended as of June 19, 2000 and February 5, 2003)

I.     Purpose:

      The purpose of the Audit Committee (“Committee”) of the Board of Directors (“Board”) of ON Semiconductor Corporation, a Delaware corporation (“Company”) shall be to take such actions, on behalf of the Board, as are necessary: (a) to monitor the integrity of the corporate financial reporting of the Company, (b) to provide to the Board the results of its monitoring and recommendations derived therefrom, (c) to outline to the Board changes made, or to be made, in internal accounting controls noted by the Committee, (d) to appoint, determine funding for, and oversee the independent auditor, (e) to review the independence, qualifications and performance of the Company’s internal and independent auditors, (f) to oversee that management has the processes in place to assure compliance by the Company with all applicable corporate policies, and legal and regulatory requirements, and (g) to provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the Audit Committee Charter (“Charter”) that require the Board’s attention.

      The Committee will prepare the report required by the rules of the Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.

      The Committee will fulfill its purpose primarily by carrying its responsibilities enumerated in Section III of this Charter.

II.     Composition:

      The Committee shall be compromised of three or more members of the Board. As and to the extent required under applicable federal securities laws and related rules and regulations, and/or the National Association of Securities Dealers (“NASD”) Marketplace Rules, all Committee members shall be independent. At least one Committee member shall be an “audit committee financial expert” as defined by the Commission. All Committee members shall meet the experience requirements of the NASD Marketplace Rules.

III.     Authority and Responsibilities:

      The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time, and Section 141(c) of the Delaware General Corporation Law. The Committee shall have the following authority and responsibilities:

1.	The Committee shall have the sole authority to appoint or replace the Company’s independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

2.	The Committee shall pre-approve all auditing services and permitted non-auditing services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

3.	The Committee may form and delegate authority to a subcommittee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the Committee at its next scheduled meeting.

4.	The Committee shall, pursuant to Section 10A(m)(4) of the Securities Exchange Act of 1934 (“Exchange Act”), establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5.	The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to such advisors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

6.	The Committee shall be responsible for (a) ensuring receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, (b) actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and (c) taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

7.	Unless submitted to another comparable independent body of the Board, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASD Marketplace Rules, related party transactions shall be submitted to the Committee for review, and the Committee shall approve or disapprove such related party transactions.

8.	The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

9.	The Committee, to the extent it deems necessary or appropriate, shall:

          Financial Statements and Disclosure Matters:

(a)	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b)	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Quarterly Report on Form 10-Q, including the results of the independent auditor’s limited review of the quarterly financial statements.

(c)	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any issues as to the adequacy of the Company’s internal controls, and any special steps adopted in light of material control deficiencies.

(d)	Review and discuss quarterly reports from the independent auditor on:

(i)	All critical accounting policies and practices to be used;

(ii)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(e)	Discuss with management the Company’s earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts, rating agencies and other similar external audiences.

(f)	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

(g)	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(h)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information, and any significant disagreements with management.

(i)	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for Form 10-Ks and 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, as well as any significant change in internal controls implemented by management during the most recent reporting period of the Company.

(j)	Review with management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors.

(k)	Review with management the Company’s disclosure controls and procedures and review periodically management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

Oversight of the Company’s Relationship with the Independent Auditor

(l)	Review and evaluate the lead partner of the independent audit team.

(m)	Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with such issues, and (iv) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

(n)	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

(o)	Discuss with the lead partner of the independent audit team issues on which the audit team consulted with the national office of the independent auditors.

(p)	Discuss with management the Company’s procedures and practices relating to the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

(q)	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit. Assist and interact with the independent auditor in order that the auditor may carry out its duties in the most efficient and cost effective manner.

Oversight of the Company’s Internal Audit Function

(r)	Review and approve (to the extent appropriate) (i) the annual audit plan, (ii) the activities and organizational structure of the internal audit function, (iii) the effectiveness of the internal audit function, (iv) the qualifications of the key internal audit personnel, and (v) the appointment, replacement, reassignment or dismissal of the head of the internal audit department.

(s)	Review the significant reports to management prepared by the internal audit department and management’s responses.

(t)	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

(u)	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.(1)

(v)	Obtain reports from management, the Company’s head of internal auditing and external advisors that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct.

(w)	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(x)	Discuss with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

General

(y)	Perform such other acts and have such other powers as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

IV.     Meetings:

      The Committee will hold periodic meetings as deemed necessary by the Committee. The President and Chief Executive Officer, any Vice President and Chief Financial Officer may each attend any meeting of the Committee at the invitation of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee. As part of its job to foster open communication, the Committee shall meet periodically with the head of the internal audit department and the independent auditors separately to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee shall meet with the independent auditors and

(1)  Section 10A(b) of the Exchange Act requires that the independent auditor respond in certain ways if during the course of conducting an audit of the financial statements of an issuer, the independent auditor detects or otherwise becomes aware of information indicating that an illegal act (whether or not perceived to have a material effect on the financial statements of the issuer) has occurred.

management at least quarterly to review the Company’s financial statements consistent with Section III above.

V.     Minutes:

      Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, and presented to the Board upon its request. Minutes of each meeting shall be maintained in the Secretary’s office of the Company.

VI.     Limitation of the Committee’s Role:

      The powers of the Committee shall be limited, and all activities of the Committee shall be governed, by the provisions of the Bylaws of the Company. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

☐	Mark this box with an X if you have made changes to your name or address details below.

ON SEMICONDUCTOR CORPORATION – 2003 Annual Meeting Proxy Card

A   Election of Directors

The Board of Directors recommends a vote FOR each of the listed director nominees.

TO ELECT 3 CLASS I DIRECTORS

For all
except
	For	Withheld	nominees
	All	All	written in
to right
01-Curtis J. Crawford	☐	☐	☐

02-Richard W. Boyce

03-William A. Franke				Except nominee(s) written above. To withhold authority to vote for any individual nominee, write number(s) of nominee(s) above.

B   Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain

TO APPROVE THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN	☐	☐	☐

TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU SPECIFY ABOVE. IF NO SPECIFIC VOTING DIRECTIONS ARE GIVEN BY YOU, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS IN ACCORDANCE WITH THE DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

C   Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appear on your common stock certificates. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each shareholder named should sign.

Signature 1	Signature 2	Date (dd/mm/yyyy)

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details:
Description – 2003 Annual Meeting of Stockholders
Date & Time – May 21, 2003 at 9:30 a.m. (local time)
Location – Embassy Suites at 1515 North 44th Street, Phoenix, AZ 85008

Proxy Solicited on Behalf of the Board of Directors for the 2003 Annual Meeting of Stockholders

I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Embassy Suites at 1515 North 44th Street, Phoenix, AZ 85008 on Wednesday, May 21, 2003, at 9:30 a.m. local time and at any adjournments or postponements of the meeting. In the absence of specific voting directions from me, my proxies will vote in accordance with the Directors’ recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE, (2) APPROVAL OF THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN, AND (3) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

YOUR VOTE IS IMPORTANT: PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)